Exhibit 10.1

ANI PHARMACEUTICALS, INC.,
ANIP ACQUISITION COMPANY,

as Borrowers

and

ANIP PARTNER, LLC,
AP EUROPEAN HOLDINGS, LLC,
ANIP CO-OP, LLC,

as Guarantors

LOAN AND SECURITY AGREEMENT

Dated: May 12, 2016

$30,000,000

CITIZENS BUSINESS CAPITAL,

A division of Citizens Asset Finance, Inc.,
Individually and as Administrative Agent and Collateral Agent

for any Lender which is or becomes a party hereto

i

(continued)

ii

(continued)

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Page

LIST OF EXHIBITS AND SCHEDULES

Exhibit 2.1	Form of Revolving Credit Note
Exhibit 3.11	Form of U.S. Tax Compliance Certificate
Exhibit 9.1.3	Form of Compliance Certificate
Exhibit 9.1.4	Form of Borrowing Base Certificate
Exhibit 13.5	Form of Assignment and Acceptance
Exhibit 13.17	Form of Release Form – Corporate Name/Logo Reuse

Schedule 1	Lenders’ Revolving Credit Commitments
Schedule 6.1	Commercial Tort Claims
Schedule 7.1.1	Business Locations
Schedule 8.1.1	Jurisdictions in which any Borrower and its Subsidiaries are Authorized to do Business
Schedule 8.1.4	Capital Structure
Schedule 8.1.5	Names; Organization
Schedule 8.1.14	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.18	Litigation
Schedule 8.1.20	Pension Plans
Schedule 8.1.22	Labor Relations
Schedule 8.1.23	Leases
Schedule 9.2.2	Existing Indebtedness
Schedule 9.2.4	Existing Liens
Schedule 9.2.10	Existing Investments
Schedule 9.2.14	Existing Restrictive Agreements

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of this 12th day of May, 2016, by and among CITIZENS BUSINESS CAPITAL, a division of Citizens Asset Finance, Inc., a New York corporation (“Citizens”), individually as a Lender, as administrative agent (in such capacity, “Administrative Agent”) for itself and any other financial institution which is or becomes a party hereto as a lender in accordance with the terms hereof (each such financial institution, including Citizens, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), and as collateral agent (in such capacity, “Collateral Agent”) for the Lenders, the Lenders and ANI Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and its Subsidiary, ANIP Acquisition Company, a Delaware (“ANIP”, and together with Parent, jointly and severally, individually a “Borrower” and collectively “Borrowers”), and the following Subsidiaries of the Borrowers, as guarantors: ANIP Partner, LLC, a Delaware limited liability company (“Partner”), AP European Holdings, LLC, a Delaware limited liability company (“European”), and ANIP Co-Op, LLC, a Delaware limited liability company (“Co-op”, and together with Partner and European, jointly and severally, individually a “Guarantor” and collectively “Guarantors”).

SECTION 1. DEFINED TERMS

1.1           Definitions. When used herein: (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Loan Party or in which such Loan Party now has or hereafter acquires any interest; and (c) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account Debtor – any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

Adjusted EBITDA – for any fiscal twelve (12) month period, Consolidated Net Income for such period, plus or minus, as applicable, to the extent deducted or added in determining such Consolidated Net Income, the sum, without duplication, of:

(i) Interest Expense for such period,

(ii) federal, state, local and foreign income taxes payable with respect to such period,

(iii) depreciation, amortization and, to the extent they do not result in a cash charge or expense in any future period, other non-cash charges and expenses, including amortization of goodwill, debt issue costs and amortization under FAS Rule 123 for such period,

(iv) non-cash deductions or charges to net income attributable to purchase accounting adjustments made in accordance with GAAP and taken in such period,

(v) transaction expenses related to the Closing Date Transactions in an aggregate amount not to exceed $300,000 during such period,

(vi) non-cash charges incurred during such period with respect to stock based compensation to employees and directors of the Loan Parties,

(vii) upfront cash payments in respect of any “swap” contracts made in such period,

(viii) in each case to the extent calculated in good faith, the amount of any one (1) time restructuring charge, reserve, integration cost or other business optimization expense or cost that is deducted in such period (and not added back), including charges directly related to implementation of cost-savings initiatives, including, without limitation, severance, retention, signing bonuses, relocation, recruiting and other employee related costs,

(ix) any provision for the reduction in carrying value of assets recorded in accordance with GAAP and any non-cash gains or losses resulting from mark to market activity,

(x) the amount of any expenses, charges or losses for such period that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment, Restricted Payment, issuance of Equity Interests or other incurrence of Indebtedness or disposition permitted hereunder, so long as Borrowers have made a determination that a reasonable basis exists for indemnification or reimbursement and then only to the extent actually reimbursed within 365 days of such date of determination, plus

(xi) non-recurring costs, fees, expenses and charges incurred in such period related to any consummated Permitted Acquisition or other acquisition or disposition of assets permitted hereunder or any issuance of Equity Interests or incurrence of other Indebtedness or disposition permitted hereunder (whether or not such transaction was completed) in an aggregate amount not to exceed $500,000 during such period.

For the purposes of calculating Adjusted EBITDA during any period in which a Permitted Acquisition has occurred, Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period.

Administrative Agent – as defined in the preamble to this Agreement and any successor in that capacity appointed pursuant to Section 12.8.

Affiliate – a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 35% or more of any class of the Voting Stock of a Person; or (iii) 35% or more of the Voting Stock (or in the case of a Person which is not a corporation, 35% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

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Agent – each of Administrative Agent and Collateral Agent, both individually and collectively.

Aggregate Loan Commitment – with respect to any Lender, the amount of such Lender’s Revolving Credit Commitment.

Aggregate Percentage – with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Aggregate Loan Commitment divided by (ii) the total of all Aggregate Loan Commitments.

Aggregate Revolving Extensions – at any time, the sum of (i) the outstanding principal balance of all Revolving Credit Loans plus (ii) the LC Amount.

Agreement – as defined in the preamble to this Agreement, including all Exhibits and Schedules thereto, as each of the same may be amended from time to time.

AmerisourceBergen – means AmerisourceBergen Drug Corporation and its Affiliates.

Anti-Terrorism Laws – any laws of the United States relating to terrorism or money laundering, including the Patriot Act.

Applicable Law – all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin – from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below as Level I.

The Applicable Margins will be adjusted on the first day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2016 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial Measurement” (as defined below) for the quarter most recently ending in accordance with the following:

Level	Financial Measurement	Base Rate Revolving Credit Loans	LIBOR Revolving Credit Loans
I	Greater than or equal to 67%	0.25%	1.25%
II	Less than 67% but greater than or equal to 33%	0.50%	1.50%
III	Less than 33%	0.75%	1.75%

For purposes hereof, “Financial Measurement” shall mean the Quarterly Average Availability Percentage.

Assignment and Acceptance Agreement – an assignment and acceptance agreement in substantially the form of Exhibit 13.5 hereto pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Credit Commitment, as permitted pursuant to the terms hereof.

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Availability – the difference derived when the amount of the Aggregate Revolving Extensions at any time is subtracted from the Line Cap at such time.

Bank – Citizens Bank, National Association.

Bankruptcy Code – Title 11 of the United States Code.

Base Rate – for any day the greatest of: (i) the rate of interest announced or otherwise established by Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in such prime commercial rate to be effective as of the date of the relevant change in such prime commercial rate (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate), (ii) the sum of (x) the rate determined by Administrative Agent to be the average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of the rates per annum quoted to Administrative Agent at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Administrative Agent for sale to Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Administrative Agent for which such rate is being determined, plus (y) 0.50%, and (iii) the sum of (x) the then applicable LIBOR Lending Rate for one month interest periods and (y) 1.00%.

Base Rate Loans – any Base Rate Revolving Credit Loan.

Base Rate Revolving Credit Loan – any Revolving Credit Loan for the periods when the rate of interest applicable to such Revolving Credit Loan is calculated by reference to the Base Rate.

Borrower(s) – as defined in the preamble to this Agreement and each other Person who is joined as a “Borrower” hereto.

Borrower Representative – Parent.

Borrowing Base – as at any date of determination thereof, an amount equal to the sum of:

(i)          85% of the net amount of Eligible Accounts; plus

(ii)         65% of the Value of Eligible Unappraised Finished Goods Inventory at such date; plus

(iii)        50% of the Value of Eligible Acquisition Inventory at such date (provided that the aggregate amount advanced pursuant to subclause (ii) above and this subclause (iii) shall not exceed the Inventory Cap); plus

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(iv)        without duplication of the Inventory included pursuant to subparagraphs (ii) and (iii) above, the lesser of (a) 65% of the Value of Eligible Inventory (calculated by category), as of such date or (b) 85% of the NOLV of Eligible Inventory (calculated by category) at such date; minus

(v)         Reserves.

For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts, chargebacks, debit memos (which may, at Collateral Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out basis and at the lower of cost or market value in accordance with GAAP.

Borrowing Base Certificate – a certificate executed by a responsible officer of Borrower Representative, on the Borrower’s behalf and on behalf of all other Loan Parties, substantially in the form of Exhibit 9.1.4 setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Collateral Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Loan Parties and certified to Collateral Agent; provided that Collateral Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to the Loan Parties, to the extent that Collateral Agent determines that such calculation is not in accordance with this Agreement.

Business Day – any day excluding Saturday, Sunday and any day which is a legal holiday under the laws the State of New York or is a day on which banking institutions located in the State of New York are closed and, when used in connection with LIBOR Loans, shall also exclude any day on which banks are closed for dealings in U.S. dollar deposits in the London interbank market.

Cardinal Heath – means Cardinal Health, Inc. and its Affiliates.

Capital Expenditures – expenditures made or liabilities incurred for the acquisition of any fixed capital assets (excluding normal replacements and maintenance which are properly charged to current operations) replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, in each case to the extent required to be capitalized under GAAP. For purposes of this definition, Capital Expenditures shall not include (i) the purchase price paid in connection with any acquisition of assets made in the calendar year of the Closing Date, any Permitted Acquisition or any other acquisition of assets permitted in accordance with the terms hereof, (ii) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity investment in the Loan Parties, (B) the application of net cash proceeds in accordance with Section 4.3.1 or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during or in respect of such period of calculation, (iv) expenditures made with the proceeds of awards or compensation arising from the taking by eminent domain or condemnation of assets which proceeds are used to replace or restore the asset which was the subject of such eminent domain or condemnation, or (v) the assets acquired in connection with any Capital Lease Obligations incurred during such period; provided that for the purposes of clause (ii)(B), expenditures shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the net cash proceeds so applied.

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Capitalized Lease Obligation – any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, other than real estate lease obligations that are required to be capitalized due to a change in GAAP after the date hereof.

Cash Dominion Trigger Event – any of (a) the occurrence of an Event of Default, or (b) the failure of the Loan Parties to maintain Availability of the greater of (i) $4,500,000, or (ii) 15% of the Line Cap and such failure continues for a period of five (5) consecutive Business Days. A Cash Dominion Trigger Event shall continue (a) so long as an Event of Default is continuing and has not been cured or waived, and (b) until Availability is equal to or greater than the greater of (i) $4,500,000, and (ii) 15% of the Line Cap for a period of thirty (30) consecutive days.

Cash Equivalents – (i) direct obligations of the United States of America, or any agency or instrumentality thereof or obligations guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that such obligations mature within one year from the date of acquisition thereof, (ii) certificates of deposit, time deposits and bankers’ acceptances maturing within one year from the date of acquisition and overnight bank deposits, in each case, which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-2 (or better) by S&P or P-2 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights, (iii) commercial paper rated A-2 (or better) by S&P or P-2 (or better) by Moody’s at the time of acquisition and maturing not more than two hundred seventy (270) days from the date of creation thereof, (iv) fully collateralized repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clause (i) and entered into with any bank meeting the qualifications specified in clause (ii), and (v) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

CERCLA – the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC – a Person that is a controlled foreign corporation under Section 957 of the Code.

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Change in Law – the adoption of any Applicable Law (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency occurring after the Closing Date (or, with respect to any Lender, such later date on which it shall have become a Lender hereunder). Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

Change of Control– means that after the Closing Date:

(a)  any Person or Group (within the meaning of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission promulgated thereunder), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;

(b)  any Person or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests;

(c)  during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors;

(d)  a “Change of Control” as defined in the Convertible Note Documents; and

(e)  Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party, except as otherwise permitted hereunder.

Citizens – as defined in the preamble to this Agreement.

Closing Date – May 12, 2016.

Closing Date Transactions –the initial incurrence of the Loans and other Obligations hereunder and under the other Loan Documents.

Code – the Internal Revenue Code of 1986.

Collateral – all of the Property and interests in Property described in Section 6, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

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Collateral Agent – as defined in the preamble to this Agreement and any successor in that capacity appointed pursuant to Section 12.8.

Commodity Exchange Act – the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate – as defined in subsection 9.1.3.

Computer Hardware and Software – all of any Loan Party’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Consolidated – the consolidation in accordance with GAAP of the accounts or other items as to which such term applies of the Parent and its Subsidiaries.

Consolidated Net Income – with respect to any fiscal period, the net income (or loss) of Parent determined in accordance with GAAP on a Consolidated basis for such period; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a Subsidiary of a Loan Party) in which the Loan Parties or any of their wholly-owned Subsidiaries has an ownership interest unless received in a cash distribution; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Loan Party or is merged into or consolidated with such Loan Party, except for Permitted Acquisitions, to the extent provided for in the definition of Adjusted EBITDA; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets; (d) extraordinary gains (or losses) as defined under GAAP; (e) gains (or losses) from asset dispositions (other than sales of inventory); and (f) income attributable to interest.

Continuing Director – means (a) any member of the Board of Directors who was a director of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the members of the Board of Directors then in office, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

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Contract Right – any right of any Loan Party to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Convertible Note – means the 3.00% Convertible Senior Notes as to which the aggregate outstanding principal balance thereof as of the Closing Date is $143,750,000.00 and maturing December 1, 2019.

Convertible Note Documents – means the Convertible Note together with any other document executed and delivered in connection therewith.

Copyright Security Agreement – any copyright collateral assignment pursuant to which any Loan Party grants to Administrative Agent, for the benefit of Lenders, a Lien on such Loan Party’s interest in its copyrights as security for the Obligations.

Covenant Trigger Event – any of (a) the occurrence of an Event of Default, or (b) the failure of the Loan Parties to maintain Availability of at least the greater of (i) $3,750,000 or (ii) 12.5% of the Line Cap and such failure continues for a period of three (3) consecutive Business Days. A Covenant Trigger Event shall continue (a) so long as an Event of Default is continuing and has not been cured or waived, and (b) until Availability is equal to or greater than the greater of (i) $3,750,000 or (ii) 12.5% of the Line Cap for a period of thirty (30) consecutive days.

DEA – the United States Drug Enforcement Administration

Default – an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate – as defined in subsection 3.1.2.

Defaulting Lender – subject to Section 4.11, any Lender that (i) has failed to (a) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (b) pay to Administrative Agent, Issuing Bank, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (ii) has notified the Loan Parties, Administrative Agent, Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three (3) Business Days after written request by Administrative Agent or the Loan Parties, to confirm in writing to Administrative Agent and the Loan Parties that it will comply with its prospective funding obligations hereunder; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by Administrative Agent and the Loan Parties, or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Insolvency Law or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.11) upon delivery of written notice of such determination to the Loan Parties, Issuing Bank, Swingline Lender and each Lender.

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Derivative Obligations – every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Derivative Obligations Provider – Administrative Agent, Bank, any Lender or any Affiliate of Administrative Agent, Bank or any Lender to whom a Derivative Obligation is owed from any Loan Party.

Derivative Obligations Reserve – the aggregate amount of Reserves established by Collateral Agent from time to time in respect of Derivative Obligations, if any.

Distribution – in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Equity Interests and (ii) the redemption or acquisition of Equity Interests of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Equity Interests.

Domestic Subsidiary – any Subsidiary of any Loan Party that is organized under the laws of a jurisdiction located in the United States of America and that is not a CFC.

Eligible Account – an Account arising in the ordinary course of the business of any Loan Party from the sale of goods or rendition of services which is not otherwise excluded as ineligible based on one or more of the criteria set forth below. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i)          it arises out of a sale made or services rendered by a Loan Party to a Subsidiary of a Loan Party or an Affiliate of a Loan Party or to a Person controlled by an Affiliate of a Loan Party; or

(ii)         it remains unpaid more than (a) sixty (60) days after the original due date shown on the invoice or (b) one hundred twenty (120) days after the original invoice date shown on the invoice; or

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(iii)        the total unpaid Accounts of the Account Debtor (other than a Subject Account Debtor) exceed 20% of the net amount of all Eligible Accounts, but only to the extent of such excess, and as to any Subject Account Debtor, the total unpaid Accounts of the Subject Account Debtor exceed 50% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

(iv)        any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or

(v)         the Account Debtor is also a creditor or supplier of a Loan Party or any Subsidiary of a Loan Party, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Loan Party or any Subsidiary of a Loan Party, or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

(vi)        the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(vii)       it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (2) backed by a letter of credit from an issuer acceptable to Collateral Agent; or

(viii)      (1) it arises from a sale to the Account Debtor on progress billing, a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase basis; or (2) it is subject to a reserve established by a Loan Party for potential returns or refunds, to the extent of such reserve or (3) it arises from a sale to an Account Debtor that is subject to cash-on-delivery terms; or

(ix)         the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party assigns its right to payment of such Account to Collateral Agent, in a manner satisfactory to Collateral Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(x)          it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

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(xi)         the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party; or

(xii)        the Loan Parties have not sent a bill or invoice for the goods or services giving rise to such Account to the applicable Account Debtor; or

(xiii)       the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiv)      50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder; or

(xv)       it represents service charges, late fees or similar charges; or

(xvi) it was acquired pursuant to a Permitted Acquisition or other acquisition permitted pursuant to this Agreement and has not been subject to a field examination; or

(xvii)     it is not otherwise acceptable to Collateral Agent in its reasonable credit judgment any such determination to be effective upon delivery of notice (which notice may be written or oral) thereof to the Borrower Representative.

Eligible Inventory – Inventory of any Loan Party (other than packaging materials and supplies, tooling, samples and literature) which is not excluded by virtue of one or more of the criteria set forth below. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(i)          it does not meet the specifications of the purchase order or contract for such Inventory, if any; or

(ii)         it is raw materials or work in process unless such raw materials are, in Collateral Agent’s reasonable credit judgment, readily marketable in their current form; or

(iii)        it is not in good, new and saleable condition; or

(iv)        it is slow-moving, obsolete, unmerchantable or expired or subject to expiration within six (6) months or less; or

(v)         it does not meet all standards imposed by any Governmental Authority; or

(vi)        it does not conform in all respects to any covenants, warranties and representations set forth in this Agreement; or

(vii)       it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(viii)      it is situated at a location outside the United States of America; or

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(ix)         it is not situated at a location in compliance with this Agreement, provided that Inventory situated at a location not owned by such Loan Party will be Eligible Inventory only if Administrative Agent has received a satisfactory landlord’s agreement or bailee letter, as applicable, with respect to such location or if Collateral Agent has established an applicable Reserve; or

(x)          it is in transit (other than Inventory that is in transit between locations of the Loan Parties within the United States); provided that, notwithstanding the foregoing, Inventory in transit with a Value of no more than $700,000 at any time may be included as Eligible Inventory so long as no Cash Dominion Trigger Event has occurred and is continuing; or

(xi)         the Collateral Agent has not obtained an appraisal of such Inventory, prepared on a basis which is reasonably acceptable to the Collateral Agent;

(xii)        it is not otherwise acceptable to Collateral Agent in its reasonable credit judgment, any such determination to be effective upon delivery of notice (which notice may be written or oral) thereof to the Borrower Representative.

Eligible Acquisition Inventory – Inventory of a Loan Party consisting of finished goods which (i) was acquired pursuant to an acquisition within twelve (12) weeks prior to the Closing Date, or (ii) has been acquired pursuant to a Permitted Acquisition or other acquisition of assets permitted pursuant to the terms hereof, in either instance, which satisfies all criteria of Eligible Inventory except (a) for clause (xi) in the definition thereof, and (b) that such Inventory has not been subject to a field examination by the Administrative Agent.

Eligible Unappraised Finished Goods Inventory – Inventory of a Loan Party consisting of finished goods which have been purchased in the ordinary course of business (for sake of clarity, and not acquired pursuant to a Permitted Acquisition) and which satisfy all criteria of Eligible Inventory except for clause (xi) in the definition thereof.

Environmental Laws – all federal, state, local or foreign laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

Environmental Notice – a written notice from any Governmental Authority or other Person with credible knowledge of any possible material noncompliance with, investigation of a possible material violation of, material litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release – a release as defined in CERCLA or under any other Environmental Law.

Equity Interests – all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

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ERISA – the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

Event of Default – as defined in Section 11.1.

Excess Derivative Obligations – Derivative Obligations in excess of the Derivative Obligations Reserve.

Excluded Property – (i) any rights or interests in any contract, lease, sublease, permit, license, charter or similar agreement covering real, intangible or personal property, as such, if under the terms of such contract, lease, sublease, permit, license, charter or similar agreement, or Applicable Law with respect thereto, the valid grant of a security interest or lien therein to Administrative Agent is prohibited (or would render such contract, lease, sublease, permit, license, charter or similar agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, sublease, permit, license, charter or similar agreement has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived, including with respect to all licensed Intellectual Property; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other Applicable Law or (b) so as to limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interests in and liens upon any rights or interests of any Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or similar agreement; (ii) Equity Interests of any Foreign Subsidiary in excess of 65% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2); (iii) motor vehicles and other assets subject to certificates of title; (iv) any fee or leasehold interest in real Property, unless otherwise agreed to by the Administrative Agent and the Borrowers; (v) intent-to-use trademark applications prior to the filing of a statement of use except in connection with the transfer of the business to which the mark pertains, and (vi) those assets which Administrative Agent and the Loan Parties agree that the costs of obtaining a Lien thereon are excessive in relation to the value of the Lien created thereby.

Excluded Swap Obligation – with respect to any Loan Party, any guarantee of any Swap Obligations if, and only to the extent that and for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

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Excluded Taxes – (i) taxes imposed on the income of Administrative Agent or any Lender by any jurisdiction or any political subdivision thereof, including branch profits taxes, (ii) franchise taxes imposed by the jurisdiction under the laws of which Administrative Agent or any Lender is organized or doing business or any political subdivision thereof, (iii) any withholding taxes attributable to a Lender’s failure to comply with subsection 3.11.3, (iv) any United States federal withholding taxes imposed under FATCA, and (v) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Loan Parties under Section 13.5.6), any United States withholding tax that (A) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (ii) of Section 3.10.3.

FATCA – Sections 1471, 1472, 1473 and 1474 of the Code, or any regulations promulgated thereunder or published administrative guidance implementing such sections.

FDA – means the United States Food and Drug Administration (or analogous foreign, state or local Governmental Authority).

Fee Letter – as defined in Section 3.3.

FFDCA – Federal Food, Drug and Cosmetic Act, or any regulations promulgated thereunder or published administrative guidance implementing such sections.

Fixed Charge Coverage Ratio – with respect to any period, the ratio of (i) Adjusted EBITDA for such period, minus the sum of (a) cash income taxes paid during such period, plus (b)  cash Capital Expenditures during such period that are not financed through the issuances of Equity Interests or Indebtedness (other than with proceeds of Revolving Credit Loans), plus (c) cash Distributions made to holders of Equity Interests of Parent during such period to (ii) Fixed Charges for such period, all as determined for Parent and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charges – with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period (unless the requirement to make such scheduled payment has been duly waived or deferred) with respect to Funded Debt (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense required to be paid in cash for such period, all as determined for Parent and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Foreign Lender – any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

Foreign Subsidiary – a Subsidiary that is a CFC such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to the Loan Parties.

Funded Debt – (i) Indebtedness of the type set forth in clauses (i) and (ii) of the definition thereof; (ii) Capitalized Lease Obligations; (iii) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (iv) Indebtedness of any Loan Party or any of its Subsidiaries under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iii) hereof, if owed directly by a Loan Party or any of its Subsidiaries. Funded Debt shall not include trade payables or accrued expenses.

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GAAP – generally accepted accounting principles in the United States of America in effect from time to time.

Governmental Authority – any federal (including, without limitation, the DEA and the FDA), state, municipal, foreign, multinational, transnational or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantors –Partner, European, and Co-Op, and each Borrower as to each other Borrower, and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

Guaranty Agreements – each guaranty agreement which is to be executed on the Closing Date by each Guarantor, in form and substance satisfactory to Administrative Agent, together with each other guaranty hereafter executed by any Guarantor.

Incremental Assumption Agreement – an Incremental Assumption Agreement in form and substance reasonably satisfactory to Administrative Agent, among the Loan Parties, Administrative Agent and one or more Incremental Revolving Credit Lenders.

Incremental Revolving Credit Commitment – any increased or incremental Revolving Credit Commitment provided pursuant to Section 2.4.

Incremental Revolving Credit Lender – a Revolving Credit Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan as a result of an Incremental Revolving Credit Commitment.

Indebtedness – as applied to a Person means, without duplication (i) obligations arising from the lending of money by any Person to any Loan Party or any of its Subsidiaries; (ii) obligations, whether or not in any such case arising from the lending by any Person of money to any Loan Party or any of its Subsidiaries, (1) which are represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitute obligations evidenced by bonds, debentures, notes or similar instruments, (3) upon which interest charges are customarily paid (other than accounts payable) or (4) that was issued or assumed as full or partial payment for Property; (iii) all obligations of other Persons which such Person has guaranteed; and (iv) Derivative Obligations. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred in the ordinary course of business or obligations of such Person for earnouts, deferred purchase price consideration and similar payment obligations (unless such earnouts, deferred purchase price consideration or similar payment obligations are required to be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, in which case such obligations shall constitute Indebtedness under this Agreement in all cases), purchase price adjustments and profit sharing arrangements until such time as the amount of any such payments are reasonably determined and not contested in good faith. The amount of Indebtedness of any Person in which recourse is limited to an identified asset shall be equal to the lesser of (A) the unpaid amount of such obligation and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

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Indemnified Person – as defined in Section 13.2.

Indemnified Taxes – as defined in subsection 3.11.1.

Ineligible Institution – a (a) natural person, (b) a Defaulting Lender, (c) any pharmaceutical company or any other competitor of any Loan Party or any Subsidiary of a Loan Party which has been identified by the Borrower Representative to Agent in writing as being a competitor, (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $75,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (e) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

Insolvency Law – collectively, the Bankruptcy Code, and any other insolvency, debtor relief or debt adjustment or similar law (whether state, provincial, territorial, federal or foreign).

Insolvency Proceeding – any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Insolvency Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property – all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; any license agreements (including any licenses as to which a Loan Party is a licensee) related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

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Interest Expense – with respect to any period, cash interest expense paid for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit fees owing for such period, all as determined for the Loan Parties and their Subsidiaries on a Consolidated basis and in accordance with GAAP, but excluding all other fees paid in connection with this Agreement and the related Loan Documents, and Interest Expense shall not include any upfront fees in connection with any issuance of Indebtedness, any agent fees and any expenses in connection with any issuance or amendment of Indebtedness (whether or not consummated).

Interest Payment Date – (a) as to any Base Rate Loan, the first day of each fiscal quarter and (b) as to any LIBOR Loan, the last day of each Interest Period for such LIBOR Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

Interest Period – relative to any LIBOR Loans: (a) initially, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as Borrower Representative may select in its notice pursuant to Section 4.1; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by Borrower Representative in accordance with Section 4.1; provided, however, that (i) all Interest Periods of the same duration which commence on the same date shall end on the same date; (ii) Interest Periods commencing on the same date for LIBOR Loans comprising part of the same advance under this Agreement shall be of the same duration; (iii) Interest Periods for LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations with Administrative Agent shall be of the same duration as the relevant periods set under the applicable underlying agreements; (iv) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and (v) no Interest Period may end later than the termination of this Agreement.

Inventory Cap – means as of any date of calculation, as to all Inventory included or proposed to be included in the Borrowing Base, that amount which is the greater of (a) $3,000,000, and (b) 20% of the Borrowing Base (after giving effect to the inclusion of such Inventory in the Borrowing Base).

Issuing Bank – Administrative Agent, Bank or any other Affiliate of Administrative Agent or a Lender that issues a Letter of Credit hereunder.

JPM – JP Morgan Chase Bank, N.A.

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LC Amount – at any time, the aggregate undrawn available amount of all Letters of Credit then outstanding plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan.

LC Obligations – any Obligations that arise from any draw against any Letter of Credit.

LC Sublimit – $3,000,000.

Lender(s) – as defined in the preamble to this Agreement and each other Person who becomes a “Lender” hereunder, whether by assignment or otherwise, including (unless the context otherwise requires) Swingline Lender.

Letter of Credit – any standby or documentary letter of credit issued by Issuing Bank for the account of any Loan Party.

LIBOR – relative to any Interest Period for LIBOR Loans, the offered rate for deposits of U.S. Dollars (provided such rate shall not be less than zero) in an amount approximately equal to the amount of the requested LIBOR Loans for a term coextensive with the designated Interest Period which the ICE Benchmark Administration fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

LIBOR Lending Rate – relative to any LIBOR Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR
(1.00 – LIBOR Reserve Percentage)

LIBOR Loans – the LIBOR Revolving Credit Loans.

LIBOR Option – the option granted pursuant to Section 4.1 to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on LIBOR.

LIBOR Reserve Percentage – relative to any day of any Interest Period for LIBOR Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities,” as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

LIBOR Revolving Credit Loan – any Revolving Credit Loan for the periods when the rate of interest applicable to such Revolving Credit Loan is calculated by reference to the LIBOR Lending Rate.

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Lien – any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Line Cap – at any time, the lesser of (i) the Revolving Credit Maximum Amount and (ii) the Borrowing Base.

Loan Account – as defined in Section 4.6.

Loan Documents – this Agreement, the Other Agreements and the Security Documents.

Loan Parties – means collectively, Borrowers and Guarantors and Loan Party means any one of them.

Loan(s) – all loans and advances of any kind made by Administrative Agent, any Lender, or any Affiliate of Administrative Agent or any Lender, pursuant to this Agreement.

London Banking Day – any date on which commercial banks are open for business in London, England.

Majority Lenders – as of any date, Lenders holding more than 50% of the Revolving Credit Commitments determined on a combined basis and following the termination of the Revolving Credit Commitments, Lenders holding more than 50% of the outstanding Loans and LC Obligations; provided that (i) if there are two or more Lenders which are not Affiliates, then at least two Lenders which are not Affiliates shall be required to constitute Majority Lenders and (ii) the Loans, Revolving Credit Commitments and LC Obligations held by any Defaulting Lender shall be excluded for purposes of determining Majority Lenders.

Margin Stock – as defined in Regulation U of the Board of Governors.

Material Adverse Effect – (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of the Loan Parties and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Administrative Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of any Loan Party to perform its obligations under this Agreement or under any Loan Document.

McKesson – means McKesson Corporation and its Affiliates.

Moody’s – Moody’s Investors Service, Inc., and its successors.

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Mortgages – each mortgage, security deed or deed of trust executed by a Loan Party in favor of Administrative Agent, for the benefit of itself and Lenders, by which such Loan Party grants to Administrative Agent, as security for the Obligations, a Lien upon the real Property of such Loan Party described therein, if any.

Multiemployer Plan – has the meaning set forth in Section 4001(a)(3) of ERISA.

NOLV – the net orderly liquidation value of Eligible Inventory, expressed as a percentage of book value for Eligible Inventory, to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Loan Parties’ Inventory performed by an appraiser and on terms satisfactory to Collateral Agent in its reasonable discretion.

Notes – the Revolving Credit Notes.

Obligations – all Loans, LC Obligations, reimbursement and other obligations with respect to Letters of Credit and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon (including all interest, fees and other charges accruing after the commencement of any Insolvency Proceeding), of any kind or nature, present or future, owing, arising, due or payable from any Borrower or any other Loan Party to Administrative Agent, any Lender, Issuing Bank, Bank or any of their respective Affiliates, arising under this Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation all Product Obligations; provided, that Obligations of any Loan Party shall not include any Excluded Swap Obligations solely of such Loan Party.

Organizational I.D. Number – with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

Other Agreements – any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Loan Party, any Subsidiary of a Loan Party or any other third party and delivered to Administrative Agent, any Lender or any Affiliate of any Agent or any Lender in respect of the transactions contemplated by this Agreement, including, without limitation, all agreements, instruments and documents relating to Product Obligations.

Overadvance – as defined in subsection 2.1.2.

Parent – as defined in the preamble to this Agreement.

Participant – as defined in subsection 13.5.2.

Participation Register – as defined in subsection 13.5.2.

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Patent Security Agreement – any patent collateral assignment agreement pursuant to which a Loan Party or a Guarantor grants to Administrative Agent, for the benefit of Lenders, a Lien on such Loan Party’s or Guarantor’s interests in its patents, as security for the Obligations.

Patriot Act – the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions – with respect to any applicable transaction, (i) no Default or Event of Default shall exist before or immediately after giving effect to such transaction, (ii) the average of the Availability amounts (calculated on a pro forma basis to include the making of any Loans or the issuance of any Letters of Credit in connection with such transaction) for each Business Day in the thirty (30) day period prior to such transaction shall be greater than or equal to the greater of (x) $7,500,000 and (y) 25% of the Line Cap, (iii) Availability (calculated as set forth above) on the date of such proposed transaction shall be greater than or equal to the greater of (x) $7,500,000 and (y) 25% of the Line Cap, and (iv) the Loan Parties shall be in compliance with the financial covenants (calculated on a pro forma basis after giving effect to such transaction) set forth in subsection 9.3.1.

Permitted Acquisitions – each acquisition of all or a substantial part of the assets, property or Equity Interests of any Person or any business unit or division of any Person (the “Target”) by a Loan Party, subject to the satisfaction of each of the following conditions:

(i)          Administrative Agent shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)         at or prior to the closing thereof, Administrative Agent will be granted a first priority perfected Lien in all assets and Equity Interests of the Target on the same terms and conditions set forth in Section 6, and the Collateral shall not be subject to any liens or encumbrances other than Permitted Liens, and the Loan Parties and, if applicable, the Target shall have executed such documents and taken such actions as may be reasonably required by Administrative Agent in connection therewith;

(iii)        concurrently with delivery of the notice referred to in clause (i) above, Administrative Agent shall have received a pro forma consolidated balance sheet, income statement and cash flow statement of Parent and its Subsidiaries, based on the most recent financial statements then available;

(iv)        on or prior to the closing date thereof, Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent;

(v)         Administrative Agent shall have received a copy of the proposed capital structure after giving effect to such Permitted Acquisition;

(vi)        the Payment Conditions shall have been satisfied;

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(vii)       the board of directors or similar governing body of the Target shall have approved the Permitted Acquisition; and

(viii)      concurrently with consummation of the Permitted Acquisition, Borrower Representative shall have delivered to Administrative Agent a certificate stating that the foregoing conditions have been satisfied.

Permitted Liens – any Lien permitted under subsection 9.2.4.

Permitted Equity Issuances – means the sale or issuance of equity by the Parent to eligible participants in the Parent's incentive equity plan as in effect or contemplated as of the date hereof or such other equity incentive plan as the Parent may effect on terms and conditions reasonably satisfactory to the Agent.

Permitted Purchase Money Indebtedness – Purchase Money Indebtedness and Capitalized Lease Obligations of any Loan Party incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of the Loan Parties and their Subsidiaries at the time outstanding, does not exceed $1,750,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation. For purposes of this definition, earnout payments to be made in connection with any acquisition of assets permitted hereunder shall not be deemed to be Permitted Purchase Money Indebtedness to the extent such payments are not evidenced by a promissory note or secured by a Lien.

Person – an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

Pharmaceutical Laws means federal (including, without limitation, the FFDCA), state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

Plan – an employee benefit plan now or hereafter maintained for employees of any Loan Party or any of their Subsidiaries that is covered by Title IV of ERISA.

Pledge Agreements – each pledge agreement executed by the Loan Parties or any one of them, as applicable, granting in favor of Administrative Agent, for the benefit of itself and Lenders, a Lien on the Equity Interests of the Subsidiaries of such Loan Party or Loan Parties.

Pro Rata Percentage –with respect to each Revolving Credit Lender, the percentage equal to its Revolving Credit Commitment divided by the aggregate of all Revolving Credit Commitments.

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Product Obligations – every obligation of any Borrower or any other Loan Party under and in respect of any one or more of the following types of services or facilities extended to such Borrower or any other Loan Party by Bank, Administrative Agent, any Lender or any of their respective Affiliates: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower or any other Loan Party pursuant to agreement or overdraft, (iii) treasury management, including controlled disbursement services, (iv) Derivative Obligations and (v) supply chain financing and supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases).

Projections – Parent’s forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) capitalization statements and (v) Availability, all prepared on a consistent basis with the historical financial statements of Parent and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

Property – any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Indebtedness – includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien – a Lien upon fixed assets which secures Purchase Money Indebtedness or a Capitalized Lease Obligation, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness or Capitalized Lease Obligation secured by such Lien.

Qualified ECP Guarantor – in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Quarterly Average Availability – for any fiscal quarter, the average of the Availability amounts for each Business Day during such fiscal quarter.

Quarterly Average Availability Percentage – for any fiscal quarter, Quarterly Average Availability for such fiscal quarter divided by the Revolving Credit Maximum Amount as at the end of such fiscal quarter.

Register – as defined in subsection 13.5.5.

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Related Parties – with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and consultants of such Person and such Person’s Affiliates.

Reportable Event – any of the events set forth in Section 4043(c) of ERISA.

Reserves – reserves in such amounts, and with respect to such matters, as Collateral Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith, against the Borrowing Base or Availability, including without limitation with respect to (i) price adjustments, damages, unearned discounts, unearned chargebacks, unearned rebates, returned products or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Loan Party’s Inventory; (iv)  other sums chargeable against Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement; (v) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any Property of any Loan Party; (vi) amounts owing by any Loan Party in connection with Product Obligations, including, without limitation, the Derivative Obligations Reserve; (vii) rent for locations at which Inventory or Equipment is stored and as to which Administrative Agent has not received a satisfactory landlord’s agreement or bailee letter, as applicable, and (viii) such other specific events, conditions or contingencies as to which Collateral Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder; provided, that, notwithstanding the foregoing, Collateral Agent shall not establish any Reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Accounts, Eligible Inventory, Eligible Unappraised Finished Goods Inventory, or Eligible Acquisition Inventory, as applicable.

Restrictive Agreement – an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or any Subsidiary of any Loan Party to incur or repay Indebtedness, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.

Revolving Credit Commitment – with respect to any Lender, the amount of such Lender’s Revolving Credit Commitment pursuant to subsection 2.1.1 or 2.4.1, as set forth next to such Lender’s name on Schedule 1 hereto, in any Incremental Assumption Agreement or any Assignment and Acceptance Agreement executed by such Lender. “Revolving Credit Commitments” shall mean the aggregate amount of such commitments of all Lenders.

Revolving Credit Lender – a Lender with a Revolving Credit Commitment.

Revolving Credit Loan – a Loan made by any Revolving Credit Lender pursuant to Section 2.1, including (unless the context otherwise requires) Overadvances and Swingline Loans.

Revolving Credit Maturity Date – May 12, 2019.

Revolving Credit Termination Date – the earlier to occur of (i) the Revolving Credit Maturity Date, (ii) the date upon which the Borrower Representative terminates this Agreement in accordance with the provisions of this Agreement, and (iii) the date upon which the Revolving Credit Commitments are terminated in accordance with the provisions of Section 11.2 hereof.

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Revolving Credit Maximum Amount – $30,000,000, as such amount may be increased or reduced from time to time pursuant to the terms hereof.

Revolving Credit Notes – any promissory notes executed by Borrowers in favor of each Revolving Credit Lender that requests a Revolving Credit Note to evidence its Revolving Credit Loans, which shall be in the form of Exhibit 2.1 to this Agreement, together with any replacement or successor notes therefor.

S&P – Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Security Documents – the Guaranty Agreements, the Pledge Agreements, the Mortgages, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Solvent – as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Subject Account Debtor – means any of McKesson, AmerisourceBergen, and CardinalHealth, so long, as to each such Person, such Person’s long-term credit rating remains investment grade as determined by the Administrative Agent.

Subordinated Debt – Indebtedness of any Loan Party or any Subsidiary of any Loan Party that is subordinated to the Obligations in a manner satisfactory to Administrative Agent, and contains terms, including without limitation, payment terms, satisfactory to Administrative Agent.

Subsidiary – any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

Swap Obligation – with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Swingline Lender – Citizens in its capacity as the lender of Swingline Loans.

Swingline Loan Sublimit – $3,000,000.

Swingline Loans – as defined in subsection 2.1.3.

Term – as defined in Section 5.1.

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Total Credit Facility – $30,000,000, as increased or reduced from time to time pursuant to the terms hereof.

Trademark Security Agreement – any trademark collateral assignment pursuant to which any Loan Party grants to Administrative Agent, for the benefit of Lenders, a Lien on such Loan Party’s interest in its trademarks as security for the Obligations.

Type of Organization – with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

UCC – the Uniform Commercial Code as in effect in the State of New York on the date hereof, as it may be amended or otherwise modified.

Unused Line Fee – as defined in Section 3.5.

Unused Line Fee Margin – 0.25% per annum.

U.S. Lender – any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate – as defined in subsection 3.11.3.

Value – means the book value of Eligible Inventory (as reflected in the Loan Parties’ books and records prepared and maintained in accordance with the provisions of this Agreement) valued at the lower of a first-in, first-out basis cost or market value in accordance with GAAP.

Voting Stock – Equity Interests of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of directors (or Persons performing similar functions).

1.2           Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

1.3           Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits and schedules appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

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1.4           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, requirement or covenant in this Agreement or any related definition, and either the Loan Parties or Majority Lenders shall so request, Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio, requirement, covenant or definition to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Majority Lenders); provided that, until so amended, (i) such ratio, requirement, covenant or definition shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio, requirement, covenant or definition made before and after giving effect to such change in GAAP.

SECTION 2. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $30,000,000, as such amount may be increased in accordance with the terms hereof, available upon Borrowers’ request therefor, as follows:

2.1           Revolving Credit Loans.

2.1.1        Revolving Credit Commitments. Each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the Revolving Credit Maturity Date, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 4.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) the product of such Revolving Credit Lender’s Pro Rata Percentage and the amount of the Line Cap at such time, minus, in each case, the product of such Revolving Credit Lender’s Pro Rata Percentage and an amount equal to the sum of the LC Amount and the amount of Swingline Loans outstanding. Within the foregoing limits, Borrowers may borrow, repay and reborrow Revolving Credit Loans. The Revolving Credit Loans shall be secured by all of the Collateral.

2.1.2        Overadvances. Insofar as (i) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may request and Administrative Agent (as provided below) may be willing in its sole and absolute discretion to make Revolving Credit Loans to Borrowers or (ii) Administrative Agent, in its sole discretion, makes Revolving Credit Loans on behalf of Lenders, if Administrative Agent, in its reasonable credit judgment, deems that such Revolving Credit Loans are necessary or desirable (a) to protect all or any portion of the Collateral, (b) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 3.7 and 3.8, in each case, at a time when the unpaid balance of Revolving Credit Loans plus the LC Amount exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Administrative Agent shall enter such Overadvances as debits in the Loan Account; provided, that the aggregate amount of Overadvances outstanding at any time shall not exceed 10% of the Borrowing Base. All Overadvances shall be repaid promptly following demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Revolving Credit Lenders ratably in accordance with their respective Pro Rata Percentages. The foregoing notwithstanding, (i) unless otherwise consented to by Majority Lenders, Overadvances shall not be outstanding for more than ten (10) consecutive days, and (ii) unless otherwise consented to by all Lenders, no Overadvances shall be permitted to the extent that such Overadvances would cause the Aggregate Revolving Extensions to exceed the Revolving Credit Maximum Amount.

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2.1.3        Swingline Loans.

(i)          In order to reduce the frequency of transfers of funds from Revolving Credit Lenders to Administrative Agent for making Revolving Credit Loans, Swingline Lender shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrowers (such Revolving Credit Loans to be designated as “Swingline Loans”) provided that the aggregate amount of Swingline Loans outstanding at any time will not (a) exceed the Swingline Loan Sublimit or (b) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the Line Cap. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that all Swingline Loans shall be Base Rate Revolving Credit Loans and, except as provided in paragraph (ii) of this subsection 2.1.3, all principal and interest paid with respect to Swingline Loans shall be for the sole account of Swingline Lender.

(ii)         Swingline Lender may, in its sole discretion (but not less frequently than weekly), provide written notice to Administrative Agent that it shall require the Revolving Credit Lenders to make Revolving Credit Loans to repay all or a portion of the Swingline Loans outstanding or, if Revolving Credit Lenders are prohibited from making Revolving Credit Loans at such time, to acquire participations in all or a portion of the Swingline Loans outstanding; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under subsection 11.1.7. Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan. In furtherance of the foregoing, each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Administrative Agent, for the account of Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan. Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Loans to repay Swingline Loans and/or to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in subsection 4.1.3 with respect to Loans made by such Lender, and Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Revolving Credit Lenders. Administrative Agent shall notify Borrowers of any Revolving Credit Loans made or participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments by Borrowers in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from Borrowers (or other Person on behalf of Borrowers) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of Revolving Credit Loans to repay such Swingline Loan or a sale of participations therein shall be promptly remitted to Administrative Agent and any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers (or any other Person liable for any obligations of Borrowers) of any default in the payment thereof.

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2.2           Letters of Credit. If requested by Borrower Representative, on its own behalf or on behalf of any other Borrower, in accordance with the procedures set forth in subsection 4.1.5, Administrative Agent agrees to cause Issuing Bank to issue Letters of Credit for the account of Borrowers; provided that the LC Amount shall not exceed the LC Sublimit at any time. No Letter of Credit may have an expiration date after the Revolving Credit Maturity Date or that is more than one year after the date of issuance; provided that a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one-year periods so long as the Issuing Bank has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of any Letter of Credit to a date that is later than the Revolving Credit Maturity Date. Notwithstanding anything to the contrary contained herein, Borrowers, Administrative Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Revolving Credit Loans, which Borrowers hereby acknowledge are requested and Revolving Credit Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Revolving Credit Lender hereby agrees to pay to Administrative Agent, promptly following demand, for the benefit of Issuing Bank, an amount equal to such LC Obligations multiplied by such Revolving Credit Lender’s Pro Rata Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Credit Loans. Immediately upon the issuance of a Letter of Credit under this Agreement, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Revolving Credit Lender’s Pro Rata Percentage. In connection with its administration of and enforcement of rights or remedies under any Letters of Credit, Administrative Agent and its Related Parties shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by any of them, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.

2.3           Reserved.

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2.4          Incremental Loans and Commitments

2.4.1           Borrower Representative may by written notice to Administrative Agent from time to time after the Closing Date, request Incremental Revolving Credit Commitments in an aggregate amount not to exceed $10,000,000 from one or more Incremental Revolving Credit Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Credit Commitments in their own discretion; provided that each Incremental Revolving Credit Lender shall be subject to the approval of Administrative Agent. Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining available amount of Incremental Revolving Credit Commitments), and (ii) the date on which such Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) days after the date of such notice). Promptly following delivery of such notice to Administrative Agent, Administrative Agent shall notify the applicable existing Revolving Credit Lenders and each such Revolving Credit Lender shall have the option (but shall not be required) to provide a portion of the requested Incremental Revolving Credit Commitment equal to the product of its applicable Pro Rata Percentage and the applicable requested Incremental Revolving Credit Commitment. To the extent that any such Lender elects not to provide its ratable portion of the requested Incremental Revolving Credit Commitment, Administrative Agent may request other existing Lenders or other financial institutions to provide such portion of the requested Incremental Revolving Credit Commitment, and Borrowers shall pay to Administrative Agent for its own account such arrangement fees as agreed to by Administrative Agent and Borrowers.

2.4.2           Borrowers and each Incremental Revolving Credit Lender shall execute and deliver to Administrative Agent an Incremental Assumption Agreement and such other documentation as Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender, and Borrowers shall have paid to such Incremental Revolving Credit Lender such fees as shall have been agreed to by and among the Borrowers, such Incremental Revolving Credit Lender and the Administrative Agent. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitments evidenced thereby as provided for in Section 13.3; provided, that, (i) the Incremental Revolving Credit Commitments shall be implemented as an increase to the Revolving Credit Commitments and the terms of the Incremental Revolving Credit Commitments shall be identical to the then-existing Revolving Credit Commitments and (ii) all minimum Availability requirements or thresholds set forth herein as a specific dollar amount shall be increased by the same percentage as the Revolving Credit Commitments are being increased by the Incremental Revolving Credit Commitments.

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2.4.3           Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section 2.4 unless (i) on the date of such effectiveness, the conditions set forth in subsections 10.2.1 and 10.2.2 shall be satisfied and Administrative Agent shall have received a certificate to that effect dated such date and executed by a responsible officer of Borrower Representative and (ii) Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by Administrative Agent or Majority Lenders, consistent with those delivered on the Closing Date under Section 10.1 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as Administrative Agent may reasonably require to assure that the Loans in respect of Incremental Revolving Credit Commitments are secured by the Collateral.

2.4.4           Each of the parties hereto hereby agrees that Administrative Agent may take any and all action as may be reasonably necessary to ensure that, after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section 2.4, the outstanding Revolving Credit Loans (if any) are held by the Revolving Credit Lenders in accordance with their new Pro Rata Percentages. This may be accomplished at the discretion of Administrative Agent, following consultation with Borrower Representative, (i) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Loan, (ii) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders or (iii) by a combination of the foregoing.

SECTION 3. INTEREST, FEES AND CHARGES

3.1         Interest.

3.1.1           Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Such rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the LIBOR Option as provided in Section 4.1, interest shall accrue on the principal amount of the LIBOR Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR Lending Rate applicable to each LIBOR Loan for the corresponding Interest Period.

3.1.2           Default Rate of Interest. At the option of Administrative Agent, upon and after the occurrence of an Event of Default, and during the continuation thereof, all Obligations shall bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable thereto (the “Default Rate”).

3.1.3           Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any provisions of this Agreement are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

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3.2           Computation of Interest and Fees. Interest with respect to LIBOR Loans, Letter of Credit fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. Interest with respect to Base Rate Loans hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 365 days or 366 days, as applicable. For the purpose of computing interest hereunder, all items of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations (subject to final payment of such items) on the next Business Day (unless a Cash Dominion Trigger Event has occurred and is continuing, in which case, on the second (2nd) Business Day) after receipt by Administrative Agent of such items in Administrative Agent’s account located in Boston, Massachusetts.

3.3           Fee Letter. Borrowers shall pay to Administrative Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Administrative Agent (the “Fee Letter”).

3.4           Letter of Credit Fees. Borrowers shall pay to Administrative Agent (i) for the ratable benefit of Revolving Credit Lenders, a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Credit Loans multiplied by the aggregate undrawn available amount of such Letters of Credit outstanding from time to time during the term of this Agreement, (ii) for the benefit of Issuing Bank, all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or as advised by Administrative Agent or Issuing Bank, and (iii) for the benefit of Issuing Bank, a per annum fronting fee equal to 0.125% of the aggregate face amount of such Letters of Credit outstanding from time to time during the term of this Agreement. Such fees and charges shall be payable quarterly in arrears on the first Business Day of each fiscal quarter or as advised by Administrative Agent or Issuing Bank and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

3.5           Unused Line Fee. Borrowers shall pay to Administrative Agent, for the ratable benefit of Revolving Credit Lenders, a fee (the “Unused Line Fee”) equal to the Unused Line Fee Margin per annum multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the Aggregate Revolving Extensions; provided that, if there is more than one (1) Lender, any outstanding Swingline Loans shall not be included as part of the outstanding balance of the Revolving Credit Loans for purposes of calculating the Unused Line Fee. The Unused Line Fee shall be payable quarterly in arrears on the first Business Day of each fiscal quarter hereafter and on the Revolving Credit Termination Date.

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3.6           Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) Administrative Agent incurs reasonable out-of-pocket legal or accounting expenses or any other reasonable out-of-pocket costs or out-of-pocket expenses in connection with (a) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith), provided that due diligence expenses in connection with consummation of this Agreement shall not exceed $50,000 or (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, or (ii) Administrative Agent or any Lender incurs reasonable out-of-pocket legal or accounting expenses or any other reasonable out-of-pocket costs or out-of-pocket expenses in connection with (a) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s, any of its Subsidiaries’ or any Guarantor’s affairs, (b) any attempt to enforce any rights of Administrative Agent or any Lender against any Borrower or any other Person which may be obligated to Administrative Agent or any Lender by virtue of this Agreement or any of the other Loan Documents or (c) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral, including, without limitation, any excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof; then all such legal and accounting expenses, other costs and out-of-pocket expenses of Administrative Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that, in the case of each of clauses (i) and (ii), any such legal expenses shall be limited to one counsel for Administrative Agent and one local counsel in each appropriate jurisdiction, if necessary, and, in the case of clause (ii), one additional counsel for all Lenders other than Administrative Agent. All amounts chargeable to Borrowers under this Section 3.7 shall be Obligations secured by all of the Collateral, shall be payable promptly following demand to Administrative Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time. Borrowers shall also reimburse Administrative Agent for expenses incurred by any Agent to the extent and in the manner provided in Sections 3.8 and 3.9 hereof.

3.7           Bank Charges. Borrowers shall pay to Administrative Agent, promptly following demand, any and all reasonable fees, costs or expenses which Administrative Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Administrative Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent or any Lender of any check or item of payment received or delivered to Administrative Agent or any Lender on account of the Obligations.

3.8           Field Exams; Appraisals. Collateral Agent may, at Borrowers’ expense, conduct one (1) field exam per year of the books, records and Properties of Borrowers and their Subsidiaries and such other matters as Collateral Agent shall deem appropriate in its reasonable credit judgment, which field exam may be conducted by employees of Collateral Agent or by third parties hired by Collateral Agent. In addition, Collateral Agent may conduct (i) one (1) additional field exam per year, at Borrowers’ expense, if a Cash Dominion Trigger Event has occurred and is continuing, and (ii) such additional field exams, at Borrowers’ expense, as Collateral Agent shall require if an Event of Default has occurred and is continuing. If (i) Borrowers request that Inventory consisting of raw materials be included in the Borrowing Base as Eligible Inventory, or (ii) if the Borrowers request that Inventory consisting of finished goods, the Value of which would exceed the Inventory Cap, be included in the Borrowing Base, Collateral Agent may, at Borrowers’ expense, obtain one (1) appraisal per year from appraisers (who may be personnel of Collateral Agent), stating the then current Value or NOLV of all or any portion of the real or personal Property of any Borrower or any of its Subsidiaries, including without limitation the Inventory of any Borrower and its Subsidiaries. In addition, Collateral Agent may obtain (i) one (1) additional appraisal per year, at Borrowers’ expense, if a Cash Dominion Trigger Event has occurred and is continuing, and (ii) such additional appraisals, at Borrowers’ expense, as Collateral Agent shall require if an Event of Default has occurred and is continuing. Administrative Agent may, in its discretion upon prior notice to Borrowers, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor. All field exams and audits provided for in this Section 3.8 shall be effected during normal business hours and on reasonable advance notice to the Borrowers and will be conducted so as not to interfere in any material respect with the operation of the Loan Parties' business.

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3.9          Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable promptly following demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time.

3.10        Taxes.

3.10.1    No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than Excluded Taxes (collectively, “Indemnified Taxes”). If Applicable Law requires a deduction for any such Indemnified Taxes from or in respect of any sum payable hereunder to Administrative Agent, Issuing Bank or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Administrative Agent, Issuing Bank or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

3.10.2    Indemnification for Taxes. The Loan Parties shall jointly and severally indemnify Administrative Agent, Issuing Bank and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Administrative Agent, Issuing Bank or such Lender or required to be withheld or deducted from a payment to Administrative Agent, Issuing Bank or such Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Loan Parties by Issuing Bank or a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of Issuing Bank or a Lender, shall be conclusive absent manifest error. Notwithstanding any contrary provision in this Agreement, the obligation of the Loan Parties under this Section 3.11 shall survive the payment in full of the Obligations and the termination of this Agreement.

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3.10.3    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to any payments made hereunder or under any other Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by the Loan Parties or Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Loan Parties or Administrative Agent as will the Loan Parties Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing:

(i)          each U.S. Lender shall deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)         each Foreign Lender shall deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), whichever of the following is applicable:

(a)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding, and such other documentation as required by the Code;

(b)          executed originals of IRS Form W-8ECI (or any successor forms);

(c)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) certificates substantially in the form of Exhibit 3.11 (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(d)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents (or successor forms) from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership (and not a participating lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of each such direct and indirect partner;

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(iii)        any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties or Administrative Agent to determine the withholding or deduction required to be made; and

(iv)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Loan Parties or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or Administrative Agent as may be necessary for the Loan Parties and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and/or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Loan Parties and Administrative Agent in writing of its inability to do so. Notwithstanding any other provisions of this subsection 3.11.3, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

SECTION 4. LOAN ADMINISTRATION

4.1        Procedures for Borrowing and LIBOR Option. Borrowings under the credit facility established pursuant to Section 2 hereof shall be as follows:

4.1.1      Loan Requests. Requests for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner:

(i)          Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Administrative Agent notice of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of Base Rate Revolving Credit Loans which are not Swingline Loans (with respect to which there shall be no minimum borrowing amount)) and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (New York time) on the proposed borrowing date (or in accordance with subsection 4.1.7 or 4.1.8, as applicable, in the case of a request for a LIBOR Loan).

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(ii)         On the date on which any amount required to be paid under this Agreement, whether as interest, repayment of Swingline Loans pursuant to subsection 2.1.3, repayment of LC Obligations pursuant to Section 2.2, or for any other Obligation, becomes due and payable, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall be deemed irrevocably to have made a request for a Revolving Credit Loan on such due date in the amount required to pay such interest or other Obligation.

4.1.2      Disbursement.  The proceeds of each Revolving Credit Loan requested pursuant to subsection 4.1.1(i) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds, in the case of the initial requested borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent requested borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Administrative Agent from time to time or elsewhere if pursuant to a written direction from Borrower Representative. The proceeds of each Revolving Credit Loan that is deemed requested pursuant to subsection 4.1.1(ii) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Administrative Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Administrative Agent immediately following the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrowers from Administrative Agent or any Lender.

4.1.3      Payment by Lenders. Administrative Agent shall give to each Lender prompt written notice by facsimile, e-mail or otherwise of the receipt by Administrative Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Pro Rata Percentage). Each Lender shall, not later than 12:00 p.m. (New York time) on such requested date, wire to a bank designated by Administrative Agent the amount of that Lender’s Pro Rata Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Administrative Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Administrative Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Administrative Agent made the Revolving Credit Loan shall reimburse Administrative Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Administrative Agent in its sole discretion) basis. On each such settlement date, Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Administrative Agent on such Lender’s behalf until Administrative Agent is reimbursed by such Lender, shall be paid to Administrative Agent for its own account.

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4.1.4      Authorization. Borrowers hereby irrevocably authorize Administrative Agent, in Administrative Agent’s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Credit Loan), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding quarter and to pay all reasonable out-of-pocket fees, costs and expenses and other Obligations at any time owed by any Borrower to Administrative Agent or any Lender hereunder.

4.1.5      Letter of Credit Requests. A request for a Letter of Credit shall be made in the following manner: Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Administrative Agent and Issuing Bank a written notice of its request for the issuance of a Letter of Credit, not later than 11:00 a.m. (New York time), one Business Day before the proposed issuance date thereof, in which notice Borrower Representative shall specify the issuance date and format and wording for the Letter of Credit being requested (which shall be satisfactory to Administrative Agent and the Person being asked to issue such Letter of Credit). Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Administrative Agent and the Person being asked to issue the Letter of Credit, as well as any required resolutions and other documents.

4.1.6      Method of Making Requests. As an accommodation to Borrowers, unless an Event of Default is then in existence, (i) Administrative Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Administrative Agent, (ii) Administrative Agent and Issuing Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit to them, and (iii) Administrative Agent may, in Administrative Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Administrative Agent. Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers specifically directs Administrative Agent or Issuing Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Administrative Agent nor Issuing Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Administrative Agent’s or Issuing Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent or Issuing Bank by any Borrower, and neither Administrative Agent nor Issuing Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan or Letter of Credit accepted by Administrative Agent and Issuing Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Administrative Agent and Issuing Bank, if applicable.

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4.1.7      LIBOR Loan Request. By delivering a borrowing request to Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably request, on not less than three nor more than five Business Days’ notice, that a LIBOR Loan be made in a minimum amount of $1,000,000 and integral multiples of $100,000, with an Interest Period of one, two, three or six months. On the terms and subject to the conditions of this agreement, each LIBOR Loan shall be made available to Borrowers no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the applicable Borrower as shall have been specified in its borrowing request. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Loans with more than six different Interest Periods.

4.1.8      Continuation and Conversion Elections. By delivering a continuation/conversion notice to Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably elect, on not less than three nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000, of any LIBOR Loan be converted on the last day of an Interest Period into a LIBOR Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Loans may be converted to, or continued as, LIBOR Loans when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Loans may be converted to LIBOR Loans of a different duration if such LIBOR Loans relate to any Derivative Obligations. If any Default or Event of Default has occurred and is continuing, or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Loan shall automatically be continued as a Base Rate Loan.

4.1.9      Voluntary Prepayment of LIBOR Loans. LIBOR Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable underlying agreements relating to such Derivative Obligations. Borrower Representative, on its own behalf and on behalf of each other Borrower, shall give Administrative Agent, no later than 10:00 a.m., New York time, at least three (3) Business Days’ notice of any proposed prepayment of any LIBOR Loan, specifying the proposed date of payment of such LIBOR Loan, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Loans shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a LIBOR Loan during an Interest Period shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Loans shall be accompanied by, and Borrowers hereby promise to pay, on each date a LIBOR Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount equal to the loss, cost and expense incurred by each Lender attributable to such event (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans and any loss, expense or liability relating to any currency swap entered into by such Lender to fund such LIBOR Loan, but excluding loss of anticipated profits) (“LIBOR Loan Prepayment Fee”). A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this subsection 4.1.9 shall be delivered to Borrower Representative (with a copy to Administrative Agent) and shall be conclusive and binding absent manifest error.

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4.2         Payments. The Obligations shall be payable as follows:

4.2.1      Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Administrative Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the occurrence of an Event of Default in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (ii) termination of this Agreement pursuant to Section 5 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, promptly following demand, repay the Overadvance. Each payment by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Credit Loans and then to LIBOR Revolving Credit Loans.

4.2.2      Interest Provisions. Interest on the outstanding principal amount of any Loan shall be payable on each applicable Interest Payment Date.

4.2.3      Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Administrative Agent, as and when provided to Administrative Agent, Issuing Bank or a Lender, as applicable, or to any other Person designated by Administrative Agent, Issuing Bank or such Lender in writing.

4.2.4      Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Administrative Agent for distribution to Issuing Bank and Lenders, as applicable, as and when provided in this Agreement or the other Loan Documents.

4.2.5      LIBOR Loans. If the application of any payment made in accordance with the provisions of this Agreement would result in the prepayment, in whole or in part, of a LIBOR Loan prior to the last day of the Interest Period for such LIBOR Loan, Borrowers shall pay to each Lender on the date of each such prepayment any applicable LIBOR Loan Prepayment Fees of such Lender; provided, that, if no Event of Default has occurred and is continuing at the time such payment is to be applied, the amount of such prepayment shall not be applied to such LIBOR Loan, but will, at Borrowers’ option, be held by Administrative Agent in a non-interest-bearing account at Bank, which account is in the name of Administrative Agent and from which account only Administrative Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied hereunder at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of an Event of Default, in which case, the LIBOR Loan Prepayment Fees shall be payable upon the occurrence of such Event of Default.

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4.3         Mandatory and Optional Prepayments.

4.3.1      Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. If any Loan Party sells any of the Collateral (other than any sales or dispositions permitted under any clause of subsection 9.2.8, except clause (xi) thereof) or if any of the Collateral is lost or destroyed or taken by condemnation, in each case which results in the realization by such Loan Party of net cash proceeds, then subject to the provisions of this subsection 4.3.1, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, as and when received by any Loan Party and as a mandatory prepayment of the Loans, as herein provided, a sum equal to 100% of such net cash proceeds (including insurance payments but in all cases net of costs incurred in connection with any sale or recovery and taxes incurred in connection with such sale or event) received by such Loan Party from such sale, loss, destruction or condemnation. The applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, without a reduction of the Revolving Credit Commitments. Notwithstanding the foregoing, with respect to the proceeds of insurance (net of costs incurred, including costs of recovery and taxes incurred) arising out of any loss, destruction or condemnation of Collateral, so long as no Cash Dominion Trigger Event has occurred and is then continuing, Administrative Agent hereby agrees to permit Borrowers or the applicable Loan Party to retain and reinvest all or any portion of such net cash proceeds in operating assets (and pay transaction expenses associated with the acquisition thereof), including pursuant to a Permitted Acquisition and, in the event any such net cash proceeds exceed $500,000, (A) so long as within 180 days after the receipt of such net cash proceeds, such reinvestment shall have been consummated or such reinvestment is subject to a binding written agreement with a third party which is not an Affiliate of Borrowers which agreement was entered into during such 180-day time period and which reinvestment is consummated within 120 days after such 180-day period expires (as certified by the Borrowers in writing to the Administrative Agent upon request); (B) any net cash proceeds received by any Borrower or other Loan Party not so reinvested shall thereafter be promptly applied to the prepayment of the Loans as set forth in Section 4.4 below. The net cash proceeds from any business interruption insurance received by any Borrower and/or any other Loan Party may be retained by the Borrowers or the applicable Loan Party so long as there in no Event of Default that has occurred and is then continuing.

4.3.2      Reserved.

4.3.3      Proceeds from Issuance of Additional Indebtedness or Equity. If any Loan Party issues and receives proceeds from, any additional Indebtedness (other than Indebtedness permitted pursuant to subsection 9.2.2) or any additional equity (other than pursuant to a Permitted Equity Issuance), Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, when and as received by such Loan Party and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net cash proceeds to such Loan Party of the issuance of such Indebtedness or equity (less the amount of any costs incurred in connection therewith, including taxes payable thereon, underwriting discounts, commissions and other out-of-pocket costs and expenses). Any such prepayment shall be applied to repay outstanding principal of Revolving Credit Loans without a reduction of the Revolving Credit Commitments.

4.3.4           Excess Revolving Credit Extensions. If at any time the Aggregate Revolving Extensions exceed the Line Cap at such time (except as a result of Overadvances permitted under subsection 2.1.2), Borrowers shall immediately repay the Revolving Credit Loans and/or cash collateralize the Letters of Credit in an aggregate amount equal to such excess.

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4.3.5           Optional Reductions of Revolving Credit Commitments. Borrowers may, at their option from time to time upon not less than three (3) Business Days’ prior written notice to Administrative Agent, permanently reduce ratably in part, the unused portion of the Revolving Credit Commitments, provided, however, that (i) each such optional reduction shall be in an amount of $2,000,000 or integral multiples of $1,000,000 in excess thereof. Except for charges under Section 3.6 or subsection 4.1.9, as applicable, such prepayments shall be without premium or penalty.

4.4         Application of Payments and Collections.

4.4.1      Collections. All items of payment received by Administrative Agent by 12:00 noon, New York time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, New York time, on any Business Day, in Administrative Agent’s discretion, shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 7.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 4.1.2, upon Borrower Representative’s request at any time, so long as no Event of Default then exists. Administrative Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

4.4.2      Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). Prior to the occurrence of an Event of Default, all proceeds of Collateral shall be applied by Administrative Agent against the outstanding Obligations as otherwise provided in this Agreement. Anything contained herein or in any other Loan Document to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by Administrative Agent or any Lender after the occurrence and during the continuance of an Event of Default and the resultant declaration that all Obligations are immediately due and payable shall be remitted to Administrative Agent and distributed as follows:

(i)          first, to the payment of any outstanding reasonable out-of-pocket costs and expenses incurred by any Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and payable by Borrowers under this Agreement, including, without limitation, under Sections 3.7, 3.9 and 13.2 hereof (such funds to be retained by the applicable Agent for its own account unless it has previously been reimbursed for such costs and expenses by Lenders, in which event such amounts shall be remitted to Lenders to reimburse them for payments theretofore made to such Agent);

(ii)         second, to the payment of any outstanding interest or fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

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(iii)        third, to the payment of the principal balance of the Swingline Loans;

(iv)         fourth, to the payment of principal on the Revolving Credit Loans, unpaid reimbursement obligations in respect of Letters of Credit, together with amounts to be held by Administrative Agent as collateral security for any outstanding Letters of Credit pursuant to subsection 11.3.5 hereof, amounts owing with respect to Derivative Obligations (other than Excess Derivative Obligations), the aggregate amount paid to, or held as collateral security for, Lenders (and their Affiliates, as applicable in the case of Derivative Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v)          fifth, to the payment of all other unpaid Obligations (including, without limitation, all Product Obligations not included in any of the preceding clauses of this subsection 4.4.2) and all other indebtedness, obligations, and liabilities of the Loan Parties to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi)         finally, to Borrowers or otherwise as required by law or court order.

Except as otherwise specifically provided for herein, Borrowers hereby irrevocably waive the right to direct the application of payments and collections at any time received by Administrative Agent or any Lender from or on behalf of Borrowers or any Guarantor, and Borrowers hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by Administrative Agent or any Lender against the Obligations in the manner described above.  In the event that the amount of any Derivative Obligation is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by Administrative Agent as collateral security (in a non-interest bearing account) until such Derivative Obligation is fixed and determined and then the same shall (if and when, and to the extent that, payment of such liability is required by the terms of the relevant contractual arrangements) be applied to such liability.

4.5           All Loans to Constitute One Obligation. The Loans and LC Obligations shall constitute one general Obligation of Borrowers and shall be secured by Administrative Agent’s Lien upon all of the Collateral.

4.6           Loan Account. Administrative Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Administrative Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

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4.7           Statements of Account. Administrative Agent will account to Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Administrative Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable or manifest error unless Administrative Agent is notified by Borrowers in writing to the contrary within thirty (30) days of the date each accounting is received by Borrowers. Such notice shall be deemed an objection only to those items specifically objected to therein.

4.8           Increased Costs. If any Change in Law on or after the date hereof (i) shall subject Administrative Agent or any Lender to any tax, duty or other charge with respect to its Loans or its obligation to make Loans, or shall change the basis of taxation of payments to Administrative Agent or any Lender of the principal of or interest on its Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for the introduction of, or change in the rate of, tax on the overall net income of Administrative Agent or any Lender or franchise taxes or any other Excluded Tax, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which Administrative Agent or any Lender is organized or in which Administrative Agent’s or such Lender’s principal executive office is located); or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Administrative Agent or any Lender or shall impose on Administrative Agent or any Lender or on the London interbank market any other condition affecting its Loans or its obligation to make Loans; and the result of any of the foregoing in clause (i) or (ii) is to increase the cost to Administrative Agent or any Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Administrative Agent or any Lender under this Agreement with respect thereto, then, within fifteen (15) days after demand by Administrative Agent or such Lender, Borrowers shall pay to Administrative Agent, for its own account or the account of the applicable Lender, such additional amount or amounts as will compensate Administrative Agent or such Lender for such increased cost or reduction so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Administrative Agent or such Lender first made demand therefor.

4.9           Basis for Determining Interest Rate Inadequate. In the event that Administrative Agent or any Lender shall have determined that (i) reasonable means do not exist for ascertaining LIBOR for any Interest Period; or (ii) dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Loan; then Administrative Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (x) any such requested LIBOR Loan shall be made as a Base Rate Loan, unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall notify Administrative Agent no later than 10:00 a.m. (New York time) three (3) Business Days’ prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Loan, and (y) any Base Rate Loan which was to have been converted to an affected type of LIBOR Loan shall be continued as or converted into a Base Rate Loan, or, if Borrowers shall notify Administrative Agent, no later than 10:00 a.m. (New York time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Loan.

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4.10       Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation to the extent set forth herein. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 4.10 shall be made through Administrative Agent.

4.11       Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

4.11.1    The Unused Line Fee shall cease to accrue on the Revolving Credit Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to an Issuing Bank pursuant to subsection 4.11.2(v) below);

4.11.2    If any Swingline Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender then:

(i)          (A) the exposure under all or any part of any such Swingline Loans or Letters of Credit shall be reallocated among the applicable non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Loans outstanding, plus the LC Amount, plus the aggregate amount of Swingline Loans outstanding does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments; and (B) with respect to any such exposure so reallocated, each applicable non-Defaulting Lender shall be deemed to have irrevocably and unconditionally purchased from the applicable Swingline Lender or Issuing Bank an undivided interest and participation in the portion of each Swingline Loan or Letter of Credit so reallocated, in accordance with the applicable provisions of subsection 2.1.3 and Section 2.2;

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(ii)         if the reallocations described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by Administrative Agent (after giving effect to any partial reallocation pursuant to clause (i) above) (x) first, prepay Swingline Loans in an amount equal to the product of such Defaulting Lender’s Pro Rata Percentage times the Swingline Loans outstanding, and (y) second, cash collateralize Letters of Credit in an amount equal to the product of such Defaulting Lender’s Pro Rata Percentage times the total LC Amount;

(iii)        if any portion of the Letters of Credit is cash collateralized pursuant to clause (ii) above, Borrowers shall not be required to pay the Letter of Credit fee described in clause (i) of Section 3.4 with respect to such portion so long as it is cash collateralized;

(iv)         if any portion of the exposure under Letters of Credit of such Defaulting Lender is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit fee described in clause (i) of Section 3.4 with respect to such portion so reallocated to each such non-Defaulting Lender shall then be paid to such non-Defaulting Lender; and

(v)          if any portion of the exposure under Letters of Credit of such Defaulting Lender is neither cash collateralized nor reallocated pursuant to this subsection 4.11.2, then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, the Unused Line Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such Letters of Credit) and the Letter of Credit fee described in clause (i) of Section 3.4 payable with respect to such Letters of Credit shall be payable to Issuing Bank until such Letters of Credit are fully cash collateralized and/or reallocated.

4.11.3    So long as any Lender is a Defaulting Lender, Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with subsection 4.11.2, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein).

4.11.4    Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise but excluding subsection 13.5.6) may, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated non-interest bearing account and, subject to any Applicable Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent and Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or LC Obligations in respect of which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and LC Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of, or LC Obligations owed to, any Defaulting Lender.

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4.11.5    In the event that Administrative Agent, Borrowers, Issuing Bank and Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the exposure of the Lenders under the Swingline Loans and Letters of Credit shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Pro Rata Percentage and Borrowers shall no longer be required to cash collateralize any Letters of Credit as provided in subsection 4.11.2(ii) above. The rights and remedies against a Defaulting Lender under this Section 4.11 are in addition to other rights and remedies that Borrowers, Administrative Agent, Issuing Bank, Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 4.11 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 5. TERM AND TERMINATION

5.1        Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of three (3) years from the date hereof, through the Revolving Credit Maturity Date (the “Term”), unless terminated or extended as provided herein.

5.2        Termination.

5.2.1      Termination by Lenders. Administrative Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without advance notice after the occurrence and during the continuance of an Event of Default, provided written notice following such termination shall be provided to Borrowers.

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5.2.2      Termination by Borrowers. Upon at least three (3) Business Days’ prior written notice to Administrative Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Administrative Agent’s reasonable satisfaction all of the Obligations (including any obligations in connection with Derivative Obligations of any Loan Party but excluding indemnity Obligations for which no claim has been made) in immediately available funds, all Letters of Credit have expired, terminated or have been cash collateralized or supported by a backstop letter of credit, in the case of any such cash collateralization or backstop letter of credit, at 105% of the face amount thereof to Administrative Agent’s reasonable satisfaction and Borrowers have complied with Section 3.6 and subsection 4.1.9. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit on or after the termination date stated in such notice; provided, that a notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

5.2.3      Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Administrative Agent shall retain its Liens in the Collateral and Administrative Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than indemnity Obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 3.6 and subsection 4.1.9 resulting from such termination and all Letters of Credit have expired, terminated or have been cash collateralized or supported by a backstop letter of credit, in the case of any such cash collateralization or backstop letter of credit, at 105% of the face amount thereof to Administrative Agent’s reasonable satisfaction. Notwithstanding the foregoing or the payment in full of the Obligations, Administrative Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Administrative Agent may incur as a result of dishonored checks or other items of payment received by Administrative Agent from any Borrower or any Account Debtor and applied to the Obligations, Administrative Agent shall, at its option, (i) have received a written agreement satisfactory to Administrative Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Administrative Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Administrative Agent, in its reasonable discretion, may deem necessary to protect Administrative Agent and each Lender from any such loss or damage.

SECTION 6. SECURITY INTERESTS

6.1         Security Interest in Collateral. To secure the prompt payment and performance to Administrative Agent and each Lender of the Obligations, each Loan Party hereby grants to Administrative Agent for the benefit of itself and each Lender a continuing Lien upon all of such Loan Party’s assets, including all of the following Property and interests in Property of such Loan Party (other than Excluded Property), whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

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(i)          Accounts;

(ii)         Certificated Securities;

(iii)        Chattel Paper;

(iv)         Commercial Tort Claims, including, without limitation, the Commercial Tort Claims set forth on Schedule 6.1 hereto;

(v)          Computer Hardware and Software and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(vi)         Contract Rights;

(vii)        Deposit Accounts;

(viii)      Documents;

(ix)         Equipment;

(x)          Financial Assets;

(xi)         Fixtures;

(xii)        General Intangibles, including Payment Intangibles;

(xiii)      Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiv)        Instruments;

(xv)         Owned Intellectual Property;

(xvi)        Inventory;

(xvii)      Investment Property;

(xviii)     money (of every jurisdiction whatsoever);

(xix)        Letter of Credit Rights;

(xx)         Payment Intangibles;

(xxi)        Security Entitlements;

(xxii)      Supporting Obligations;

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(xxiii)     Uncertificated Securities; and

(xxiv)      to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, databases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

6.2         Other Collateral.

6.2.1      Commercial Tort Claims. The Loan Parties shall promptly notify Administrative Agent in writing upon any Loan Party incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Administrative Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Administrative Agent to give Administrative Agent a security interest in any such Commercial Tort Claim. The Loan Parties represent and warrant that as of the date of this Agreement, except as set forth on Schedule 6.1 hereto, to their knowledge, no Loan Party possesses any Commercial Tort Claims.

6.2.2      Other Collateral. The Loan Parties shall promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Administrative Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Administrative Agent control with respect to such Collateral; promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Administrative Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Administrative Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Administrative Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Administrative Agent.

6.3         Lien Perfection; Further Assurances. The Loan Parties authorize the filing of such UCC-1 financing statements as are required by the UCC and shall execute such other instruments, assignments or documents as are necessary to perfect Administrative Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Administrative Agent’s Lien upon the Collateral, including, without limitation, the filing of UCC-1 financing statements that indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 6.1, on such Loan Party’s behalf. Each Loan Party also hereby ratifies its authorization for Administrative Agent to have filed in any jurisdiction any such UCC-1 financing statements or amendments thereto if filed prior to the date hereof. At Administrative Agent’s request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to Administrative Agent any and all documents, instruments and agreements deemed necessary by Administrative Agent, to give effect to or carry out the terms or intent of the Loan Documents.

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SECTION 7. COLLATERAL ADMINISTRATION

7.1         General.

7.1.1      Location of Collateral. Set forth on Schedule 7.1.1 hereto are (i) each Loan Party’s chief executive office, (ii) the locations at which each Loan Party maintains its books and records relating to Accounts and General Intangibles, (iii) each other business location of the Loan Parties and (iv) each location (including bailees, warehouses, consignees and similar parties) at which Collateral, other than Inventory in transit and motor vehicles are located. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by the Loan Parties at one or more of the business locations set forth in Schedule 7.1.1 hereto, as updated by the Loan Parties providing prior written notice to Administrative Agent of any new location.

7.1.2      Insurance of Collateral. The Loan Parties shall at all times maintain and pay for insurance upon all Collateral wherever located and with respect to the business of the Loan Parties and each of their Subsidiaries, covering casualty, hazard, public liability, workers’ compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. The Loan Parties shall provide that such policies shall include satisfactory endorsements, naming Administrative Agent as a loss payee or additional insured, as appropriate, as its interest may appear. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than ten (10) days’ prior written notice to Administrative Agent in the event of cancellation of the policy for nonpayment of premium and not less than thirty (30) days’ prior written notice to Administrative Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Loan Party, any of their Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by such policy.

Unless the Loan Parties provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at the Loan Parties’ expense to protect Administrative Agent’s interests in the Properties of the Loan Parties and their Subsidiaries. This insurance may, but need not, protect the interests of the Loan Parties and their Subsidiaries. The coverage that Administrative Agent purchases may not pay any claim that any Loan Party or any Subsidiary makes or any claim that is made against any Loan Party or any such Subsidiary in connection with such Property. The Loan Parties may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that the Loan Parties and their Subsidiaries have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance, the Loan Parties will be responsible for the costs of that insurance, including interest and any other charges Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that the Loan Parties and their Subsidiaries may be able to obtain on their own.

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7.1.3      Protection of Collateral. Neither Administrative Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at the Loan Parties’ sole risk.

7.2         Administration of Accounts.

7.2.1      Records, Schedules and Assignments of Accounts. The Loan Parties shall keep records that are accurate and complete, in all material respects, of their Accounts and all payments and collections thereon and shall submit to Collateral Agent on such periodic basis as Collateral Agent shall request, in its reasonable credit judgment, a sales and collections report for the preceding period, in form acceptable to Collateral Agent, in its reasonable credit judgment, and consistent with the reports currently prepared by the Loan Parties with respect to such information to Collateral Agent, which form the Collateral Agent acknowledges is acceptable. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 9.1.4, or more frequently as requested by Collateral Agent following the occurrence and during the continuance of a Cash Dominion Trigger Event, from and after the date hereof, the Loan Parties shall deliver to Collateral Agent a detailed aged trial balance of all of their Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed in a form consistent with reports currently prepared by the Loan Parties with respect to such information (“Schedule of Accounts”), and upon Collateral Agent’s written request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Collateral Agent shall request, in its reasonable credit judgment. If requested by Collateral Agent in writing, upon the occurrence and during the continuation of an Event of Default, the Loan Parties shall execute and deliver to Collateral Agent formal written assignments of all of their Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

7.2.2      Discounts; Allowances; Disputes. If any Loan Party grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, the Loan Parties shall report such discounts, allowances or credits, as the case may be, to Collateral Agent as part of the next required Schedule of Accounts.

7.2.3      Account Verification. Any of Collateral Agent’s officers, employees or agents shall have the right, at any time or times if an Event of Default has occurred and is continuing, in the name of Collateral Agent, any designee of Collateral Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. The Loan Parties shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

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7.2.4      Maintenance of Blocked Accounts. As of the Closing Date, Borrowers and the other Loan Parties maintain and the Administrative Agent agrees they may continue to maintain their primary depository, blocked account and cash management relationship with JPM. The Borrowers and other Loan Parties may, with the written consent of the Administrative Agent, maintain their primary depository, blocked account and cash management relationship with another financial institution. In all events, the Administrative Agent shall have control (subject to the limitations set forth below on directing application of funds prior to a Cash Dominion Trigger Event) of all deposit and securities accounts, it being understood and agreed that, Borrowers and the other Loan Parties will cause or direct all cash to be transferred daily to, or otherwise maintained in, accounts subject to a blocked account agreement and that upon the occurrence and during the continuance of a Cash Dominion Trigger Event, Administrative Agent shall at all times require that all such cash be swept on a daily basis to an account of Administrative Agent to be applied by Administrative Agent to repay outstanding Revolving Credit Loans, Swingline Loans, LC Obligations, other amounts then due and payable pursuant to this Agreement, and, if an Event of Default exists, to cash collateralize outstanding Letters of Credit in an amount equal to 105% of the face amount thereof. With respect to any deposit accounts not maintained with Administrative Agent or its affiliate, the Loan Parties shall maintain blocked deposit accounts pursuant to lockbox and blocked account arrangements reasonably acceptable to Administrative Agent with such banks as may be selected by the Loan Parties and be reasonably acceptable to Administrative Agent; provided, that Administrative Agent hereby agrees that it shall not institute or otherwise require a control agreement and/or blocked account agreement with regard to any employee payroll account maintained by any Loan Party. Administrative Agent shall have control over and a Lien on all funds deposited in any blocked account, for the ratable benefit of Lenders, and, with respect to deposit accounts not maintained with Administrative Agent or its affiliate, the Loan Parties shall obtain the agreement by such banks in favor of Administrative Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited (except to the extent of any such bank’s customary fees). If at any time a Cash Dominion Trigger Event has occurred and is continuing, Administrative Agent shall have the right to issue to any such banks irrevocable instructions directing such banks to remit all payments or other remittances received in the blocked accounts to an account of Administrative Agent for application on account of the Obligations as provided herein. Administrative Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

7.2.5      Collection of Accounts; Proceeds of Collateral. Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or blocked account established pursuant to subsection 7.2.4. All remittances received by any Loan Party in respect of Accounts, together with the proceeds of any other Collateral, shall be held as Administrative Agent’s property, for its benefit and the benefit of Lenders, by such Loan Party as trustee of an express trust for Administrative Agent’s benefit and such Loan Party shall immediately deposit the same in a blocked account established pursuant to subsection 7.2.4. Administrative Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that the Loan Parties’ Accounts have been assigned to Administrative Agent and to collect the Loan Parties’ Accounts directly in its own name, or in the name of Administrative Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to the Loan Parties.

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7.2.6      Taxes. If an Account includes a charge for any tax payable to any Governmental Authority, Administrative Agent is authorized, in its sole discretion, to pay the amount thereof to the proper Governmental Authority for the account of the Loan Parties and to charge the Loan Parties therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which the Loan Parties maintain reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Administrative Agent or any Lender be liable for any taxes to any Governmental Authority that may be due by any Loan Party.

7.3         Administration of Inventory. The Loan Parties shall keep records of their Inventory, which records shall be complete and accurate in all material respects. The Loan Parties shall furnish to Collateral Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 9.1.4 more frequently as requested by Collateral Agent following the occurrence and during the continuance of a Cash Dominion Trigger Event, which reports will be in such format and detail as Collateral Agent shall request and shall include a current list of all locations of the Loan Parties’ Inventory. The Loan Parties (or their accountants) shall conduct a physical inventory no less frequently than annually and shall provide to Collateral Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Collateral Agent shall reasonably request.

7.4         Administration of Equipment. The Loan Parties shall keep records of their Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment, and the Loan Parties shall, and shall cause each of their Subsidiaries to, furnish Administrative Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Administrative Agent. Promptly after the request therefor by Administrative Agent, the Loan Parties shall deliver to Administrative Agent any and all evidence of ownership, if any, of any of their Equipment.

7.5         Payment of Charges. All amounts chargeable to the Loan Parties under Section 7 hereof shall be Obligations secured by all of the Collateral, shall be payable promptly following demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1         General Representations and Warranties. To induce Administrative Agent and each Lender to enter into this Agreement and to make advances hereunder, the Loan Parties represent and warrant to Administrative Agent and each Lender, on a joint and several basis, that:

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8.1.1      Qualification. Each Loan Party and each of its Domestic Subsidiaries is a corporation, limited partnership, or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. As of the Closing Date, each Loan Party and each of its Domestic Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Schedule 8.1.1 hereto (which Schedule 8.1.1 shall be updated annually in connection with the delivery of the financial statements required by Section 9.1.3(i) to reflect any change in the states or jurisdictions in which such Loan Party is qualified and authorized to do business). Each Loan Party and each of its Domestic Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in all states and jurisdictions in which the failure of any Loan Party or any of its Domestic Subsidiaries to be so qualified would reasonably be expected to have a Material Adverse Effect.

8.1.2      Power and Authority. Each Loan Party is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the shareholders, partners or members, as the case may be, of any Loan Party; (ii) contravene any Loan Party’s or any of its Domestic Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, articles or certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Loan Party or any of its Domestic Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party or any of its Domestic Subsidiaries, the violation of which would reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Loan Party or any of its Domestic Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which would reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Loan Party or any of its Domestic Subsidiaries.

8.1.3      Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

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8.1.4      Capital Structure. Schedule 8.1.4 hereto states, as of the date hereof, (i) the number, nature and holder of all outstanding Equity Interests of each Loan Party (other than the Parent) and each Subsidiary of any such Loan Party, and (ii) the name of each Loan Party’s and each of its Subsidiaries’ joint venture relationships and the nature of the relationship. Each Loan Party has good title to all of the Equity Interests it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Equity Interests or obligations convertible into, or any powers of attorney relating to any Equity Interests of any Loan Party (other than the Parent) or any of its Subsidiaries.

8.1.5      Names; Organization. Within the five (5) years prior to the Closing Date, neither any Loan Party nor any of their respective Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Schedule  8.1.5 hereto. Within the five (5) years prior to the Closing Date, except as set forth on Schedule  8.1.5, neither any Loan Party nor any of their respective Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. The exact legal name, jurisdiction of incorporation or organization, Type of Organization and Organizational I.D. Number of each Loan Party and each of their respective Subsidiaries is set forth on Schedule 8.1.5.

8.1.6      Title to Properties; Liens. Each Loan Party has good, indefeasible and marketable title to or a valid and subsisting leasehold interests in, all of its real Property and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral (in each case to the extent perfection may be achieved by (i) filing Uniform Commercial Code financing statements, and (ii) taking the other steps required pursuant to the Security Documents), securing the Obligations, enforceable against the applicable Loan Party and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of a proceeding in equity or at Law), and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

8.1.7      Accounts. All Accounts included in any Borrowing Base Certificate constituted Eligible Accounts at the time of delivery of such Borrowing Base Certificate.

8.1.8      Equipment. The Equipment of each Loan Party and its Subsidiaries is, taken as a whole, in good operating condition and repair, reasonable wear and tear excepted, and except to the extent any failure thereof, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

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8.1.9      Financial Statements; Fiscal Year. The Consolidated balance sheets of Parent and its Subsidiaries as of February 29, 2016, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP and present fairly in all material respects the financial positions of Parent and such Persons at such dates and the results of Parent’s and such Persons’ operations for such periods. As of the date hereof, since February 29, 2016, there has been no material adverse change in the financial position of Parent and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Parent and each of its Subsidiaries ends on December 31 of each year.

8.1.10    Full Disclosure. The financial statements referred to in subsection 8.1.9 hereof do not, nor does this Agreement or any other written statement of the Loan Parties made to Administrative Agent or any Lender in connection herewith, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Loan Parties have failed to disclose to Administrative Agent or any Lender in writing which would reasonably be expected to have a Material Adverse Effect.

8.1.11    Solvent Financial Condition. The Loan Parties and their respective Subsidiaries, taken as a whole, are now and, after giving effect to the initial Loans to be made and the initial Letters of Credit to be issued hereunder and the consummation of each other Closing Date Transaction, will be, Solvent.

8.1.12    Taxes. Each Loan Party and each of its Domestic Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and each Loan Party and each of its Domestic Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Loan Party and each of its Domestic Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

8.1.13    Reserved.

8.1.14    Patents, Trademarks, Copyrights and Licenses. Each Loan Party and each Domestic Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and, to the knowledge of the Loan Parties, the use thereof by each Loan Party and each Domestic Subsidiary does not infringe in any material respect upon the rights of any other Person. As of the Closing Date, all such material patents, trademarks, service marks, trade names, copyrights, and other similar rights owned by the Loan Parties as of the Closing Date are listed on Schedule 8.1.14 hereto (which Schedule 8.1.14 shall be updated annually in connection with the delivery of the financial statements required by Section 9.1.3(i) to reflect the acquisition or disposition of any material trademarks, tradenames, copyrights, patents and other intellectual property made in accordance with this Agreement).

8.1.15    Governmental Consents. Each Loan Party and each of its Domestic Subsidiaries has all governmental approvals, licenses, authorizations, permits, and certificates necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

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8.1.16    Compliance with Laws; Environmental.

(i)          Each Loan Party and each of its Domestic Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all Applicable Laws applicable to such Loan Party or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no written citations, notices or orders of non-compliance issued to any Loan Party or any of its Subsidiaries under any such Applicable Law, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all Applicable Laws. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

(ii)         (A) No Loan Party or any Domestic Subsidiary has received notice of any material claim with respect to any material Environmental Liability that is outstanding or unresolved or knows of any basis for any material Environmental Liability and (B) no Loan Party or any Domestic Subsidiary has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, in each case, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

8.1.17    Reserved.

8.1.18    Litigation. Except as set forth on Schedule 8.1.18 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of the Loan Parties, threatened, against or affecting any Loan Party or any of its Domestic Subsidiaries which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect or that involve any Loan Document or the Closing Date Transactions. Neither any Loan Party nor any of its Domestic Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any Governmental Authority, which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

8.1.19    No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Loan Party’s performance hereunder, constitute a Default or an Event of Default.

8.1.20    Pension Plans. Except as disclosed on Schedule 8.1.20 hereto, as of the Closing Date, neither any Loan Party nor any of its Domestic Subsidiaries has any Plan (which Schedule 8.1.20 shall be updated annually in connection with the delivery of the financial statements required by Section 9.1.3(i) to reflect any changes thereto that have occurred). Each Loan Party and each of its Domestic Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation exists in connection with any Plan that would reasonably be likely to have a Material Adverse Effect. Neither any Loan Party nor any of their Domestic Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

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8.1.21    Trade Relations. There exists no actual or, to the Loan Parties’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Loan Party or any of its Domestic Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Loan Parties and their Domestic Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Loan Party or any of its Domestic Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

8.1.22    Labor Relations. Except as described on Schedule 8.1.22 hereto, as of the Closing Date, neither any Loan Party nor any of its Domestic Subsidiaries is a party to any collective bargaining agreement (which Schedule 8.1.22 shall be updated annually in connection with the delivery of the financial statements required by Section 9.1.3(i) to reflect any changes thereto). There are no material grievances, disputes or controversies with any union or any other organization of any Loan Party’s or any of its Domestic Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

8.1.23    Leases. Schedule 8.1.23 hereto, as of the Closing Date, is a complete listing of all capitalized leases of the Loan Parties and their Domestic Subsidiaries and all real property leases of the Loan Parties and their Domestic Subsidiaries as of the date hereof (which Schedule 8.1.23 shall be updated annually in connection with the delivery of the financial statements required by Section 9.1.3(i) to reflect and additional capitalized leases or real property leases entered into). Each Loan Party and each of its Domestic Subsidiaries is in compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.1.24    Reserved.

8.1.25    Related Businesses. Each Loan Party and each Domestic Subsidiary of each Loan Party expects to derive benefit (and the Board of Directors of each Loan Party and each Domestic Subsidiary of each Loan Party has determined that such Loan Party or Domestic Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Loan Party and each Domestic Subsidiary of each Loan Party is dependent on the continued successful performance of the functions of the group as a whole. Each Loan Party acknowledges that, but for the agreement of each of the other Loan Parties to execute and deliver this Agreement, Administrative Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

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8.1.26    Not a Regulated Entity. No Loan Party is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

8.1.27    Margin Stock. No Loan Party or any of their Domestic Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by the Loan Parties to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.28    Foreign Assets Control Regulations and Anti-Money Laundering.

(i)          No Loan Party nor any Subsidiary is (i) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(ii)         Each of the Loan Parties and their Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.2         Representations and Warranties. Each (i) Loan request made or deemed made pursuant to subsection 4.1.1 hereof, or (ii) each request for the issuance of a Letter of Credit made pursuant to subsection 4.1.5 hereof, shall constitute a reaffirmation, as of the date of each such (i) Loan request, or (ii) request for the issuance of a Letter of Credit, of each representation or warranty made or furnished to Administrative Agent or any Lender by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

8.3         Survival of Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Administrative Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

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SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

9.1         Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than indemnity Obligations for which no claim has been made), the Loan Parties covenant that they shall:

9.1.1      Visits and Inspections; Lender Meeting. Subject to the next sentence, permit (i) representatives of each Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Loan Party and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Loan Party’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) auditors and appraisers engaged pursuant to Section 3.9 (whether or not personnel of any Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Loan Party and each of its Subsidiaries, for the purpose of completing audits and appraisals pursuant to Section 3.9. Each Agent, if no Default or Event of Default then exists, shall give the Loan Parties reasonable prior notice of any such inspection or audit. Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in a meeting with Administrative Agent and Lenders no more than once during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Administrative Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Administrative Agent.

9.1.2      Notices.

(i)          Notify Administrative Agent, for itself and on behalf of Lenders, in writing, promptly after a Loan Party’s obtaining actual knowledge thereof, of any of the following that affects a Loan Party: (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would reasonably be expected to have a Material Adverse Effect; (b) any pending or written threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) the existence of any Default or Event of Default; (d) any judgment in an amount exceeding $1,000,000; (e) the written assertion of any claim in respect of material owned Intellectual Property, if an adverse resolution would reasonably be expected to have a Material Adverse Effect; (f) any violation or asserted violation of any (1) Anti-Terrorism Law, (2) Pharmaceutical Law, or (2) any other Applicable Law if, in each case, an adverse resolution would reasonably be expected to have a Material Adverse Effect; (g) any Environmental Release in material violation of any Environmental Law by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any material Environmental Notice; (h) the discharge of or any withdrawal or resignation by Loan Parties’ independent accountants; (i) any material change in accounting or financial reporting practices or (j) the filing of any material documentation with the IRS or any other Governmental Authority, other than in the ordinary course of business.

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(ii)         Promptly notify Administrative Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, the Loan Parties agree to provide Administrative Agent with prompt written notice of any change in the information disclosed in any Schedule hereto, as required under this Agreement, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

9.1.3      Financial Statements. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Administrative Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis:

(i)          not later than one hundred twenty (120) days after the close of each fiscal year of Parent, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Parent and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent (it being acknowledged by Administrative Agent that EisnerAmper LLP is acceptable) and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(ii)         not later than forty five (45) days after the end of each fiscal quarter, (excluding the last fiscal quarter of Parent’s fiscal year), unaudited interim financial statements (including a balance sheet, income statement and cash flow statement) of Parent and its Subsidiaries as of the end of such fiscal quarter and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Parent and its Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii)        not later than thirty (30) days after the end of each month hereafter (except for the month of January, in which case, not later than forty-five (45) days after the end of January), unaudited interim financial statements (including a balance sheet, income statement and cash flow statement) of Parent and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Parent and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes; provided that the foregoing financial information is not required for the last month of any fiscal quarter;

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(iv)         together with each delivery of financial statements pursuant to clauses (i), (ii) and (iii) of this subsection 9.1.3, a management report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 9.1.7. The Administrative Agent agrees that the form of monthly management report delivered to the Administrative Agent prior to the Closing Date, when completed, shall be acceptable to satisfy the Borrowers’ obligations pursuant to this subclause (iv);

(v)          together with each delivery of financial statements pursuant to clauses (i), (ii) and (iii) of this subsection 9.1.3, or more frequently if reasonably requested by Administrative Agent, the Loan Parties shall cause to be prepared and furnished to Administrative Agent a Compliance Certificate in the form of Exhibit 9.1.3 hereto (a “Compliance Certificate”);

(vi)         promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Loan Party has made available to holders of its Equity Interests and copies of any regular, periodic and special reports or registration statements which any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor or any national securities exchange;

(vii)        promptly following request of Administrative Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and

(viii)      such other data and information (financial and otherwise) as Administrative Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or the Loan Parties’ or any of their Subsidiaries’ financial condition or results of operations.

9.1.4      Borrowing Base Certificates. On or before the fifteenth (15th) day of each month from and after the date hereof (except during such time that a Cash Dominion Trigger Event has occurred and is continuing, on or before the third (3rd) Business Day of each week), the Loan Parties shall deliver to Collateral Agent, in form acceptable to Collateral Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month (or week, as applicable), with trial balances, Account aging reports and Inventory reports and such other supporting materials as Collateral Agent shall reasonably request. Together with each delivery of a Borrowing Base Certificate, the Loan Parties shall deliver to Collateral Agent, in the form reasonably acceptable to Collateral Agent, (i) reconciliations of the Accounts as shown on the month-end Borrowing Base Certificate for the immediately preceding month to the Loan Parties’ accounts receivable agings, to the Loan Parties’ general ledger, and (ii) reconciliations of the Loan Parties’ Inventory as shown on the Loan Parties’ perpetual inventory, to the Loan Parties’ general ledger, all with supporting materials as Collateral Agent shall reasonably request.

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9.1.5      Landlord, Processor and Storage Agreements. Provide Administrative Agent with copies of all agreements between any Loan Party or any of its Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, the Loan Parties shall use commercially reasonable efforts to provide Administrative Agent with landlord waivers, bailee letters or processor letters with respect to such premises, in each case, reasonably acceptable to Administrative Agent. In the event the Loan Parties do not provide Administrative Agent with any such landlord waiver, bailee letter or processor letter with respect to any leased or warehouse location, the Loan Parties acknowledge that Collateral Agent may, in Collateral Agent’s reasonable credit judgment, (i) not include Inventory at such location as Eligible Inventory, or (ii) establish a Reserve in the amount of three months’ rent or other warehouse or comparable charges for such location.

9.1.6      Guarantor Financial Statements. Deliver or cause to be delivered to Administrative Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Administrative Agent under subsection 9.1.3) in form and substance satisfactory to Administrative Agent at such intervals and covering such time periods as Administrative Agent may request.

9.1.7      Projections. Promptly following approval thereof by the Parent's Board of Directors, but in no event later than March 15 of each calendar year during the Term, deliver to Administrative Agent Projections of Parent and each of its Subsidiaries for the forthcoming fiscal year, month by month.

9.1.8      Subsidiaries. Cause each Subsidiary of each Loan Party acquired or created after the date hereof to execute and deliver to Administrative Agent (i) a joinder agreement in form and substance reasonably acceptable to Administrative Agent whereby such Subsidiary would become an additional Borrower or Loan Party hereunder and/or (ii) if requested by Administrative Agent, a Guaranty Agreement and a security agreement pursuant to which such Subsidiary guaranties the payment of all Obligations and grants to Administrative Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 6.1.

9.1.9      Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Loan Party at any time opens after the Closing Date, the Loan Parties shall cause the depository bank or securities intermediary, as applicable, to enter into a control agreement and/or blocked account agreement in accordance with subsection 7.2.4, except to the extent any such agreement is not required thereunder.

9.1.10    Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the Loan Parties’ general operating capital needs and general corporate purposes in a manner consistent with the provisions of this Agreement and all Applicable Law, and (ii) other purposes permitted under this Agreement.

9.1.11    Compliance with Laws. Comply with all (i) Anti-Terrorism Laws and (ii) other Applicable Laws if the failure to comply with such other Applicable Laws would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release in material violation of any Environmental Law occurs at or on any Properties of any Loan Party or Subsidiary, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

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9.1.12   Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, which, if unpaid, would reasonably be expected to result in the creation of a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained and (ii) all material lawful claims which, if unpaid, would by law become a Lien upon its property, unless such claims would not become a Lien on the Collateral and the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained.

9.1.13   Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence under the Applicable Law of the jurisdiction of its organization, other than as a result of a transaction expressly permitted hereunder.

9.1.14   Maintenance of Properties, Permits, Etc. Except as otherwise permitted herein, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted, and make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) preserve or renew all of its registered patents, trademarks, service marks and copyrights, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

9.2          Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than indemnity Obligations for which no claim has been made), the Loan Parties covenant that they shall not:

9.2.1   Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of any Loan Party to merge or consolidate, with any Person; change its or any of its Domestic Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number; except with thirty (30) days advance written notice to the Administrative Agent, change its or any of its Domestic Subsidiaries’ legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

(i)          any merger or consolidation of a Loan Party or any Subsidiary of a Loan Party with another Loan Party or another wholly-owned Subsidiary of a Loan Party; provided, that (x) a Borrower shall be the surviving entity in any merger or consolidation involving a Borrower and (y) a Loan Party shall be the surviving entity in any merger or consolidation involving a Loan Party;

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(ii)         acquisitions of assets consisting of fixed assets or real Property that constitute Capital Expenditures permitted under subsection 9.2.7;

(iii)        acquisitions of new drug applications or abbreviated new drug applications, together with associated Eligible Acquisition Inventory, in the ordinary course of business; and

(iv)        Permitted Acquisitions.

9.2.2   Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Loan Party to create, incur or suffer to exist, any Indebtedness, except:

(i)          the Obligations;

(ii)         the Convertible Note Documents;

(iii)        Indebtedness existing on the date of this Agreement and listed on Schedule 9.2.2;

(iv)        Permitted Purchase Money Indebtedness;

(v)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and other Indebtedness in respect of obligations under any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, return items, purchasing card, travel and entertainment card, credit or debit card, electronic funds transfer, automated clearing house transfers of funds and other cash management arrangements in the ordinary course of business;

(vi)        Guaranties of any Indebtedness permitted hereunder;

(vii)       Indebtedness in respect of intercompany loans permitted under subsection 9.2.10(viii);

(viii)      trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Funded Debt;

(ix)         Indebtedness arising from any Swap Obligations incurred in the ordinary course of business, for bona fide hedging purposes and not for speculation;

(x)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xi)         Indebtedness in respect of performance bonds, bid bonds, surety bonds (other than surety bonds required in connection with any 401(k) plan(s) maintained by the Loan Parties) and similar obligations, not to exceed $1,000,000 in the aggregate at any time outstanding, in each case provided in the ordinary course of business;

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(xii)        Indebtedness consisting of insurance premiums accrued but not yet due;

(xiii)       Indebtedness of any Person that becomes a Loan Party or Subsidiary after the date hereof which was incurred prior to the time such Person becomes a Loan Party or Subsidiary; provided that (i) such Indebtedness is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party or Subsidiary, as the case may be and (ii) such Indebtedness shall not be assumed or guaranteed by any other Loan Party or Subsidiary;

(xiv)      (a) unsecured earn-outs, (b) seller promissory notes, and (c) payment obligations in respect of non-competition agreements (other than any allocated portion of the purchase price), in each instance, incurred in connection with any acquisition permitted hereunder; provided that the payment (i) of any such seller note shall be subordinated to the Obligations on terms reasonably acceptable to Administrative Agent, and (ii) no payment shall be made on account of any earn-out (other than earn-outs based on net revenues or gross profits required to be paid in connection with the acquisition by any Loan Party of any prescription pharmaceutical product, new drug application or abbreviated new drug application in the ordinary course of business) or any obligations in respect of non-competition agreements (other than any allocated portion of the purchase price) unless the Payment Conditions shall have been satisfied; and

(xv)       other unsecured Indebtedness not to exceed $1,000,000 in the aggregate outstanding;

(xvi)      Indebtedness in respect of taxes, assessments or governmental charges which are permitted to be outstanding in accordance with the terms hereof;

(xvii)     Indebtedness consisting of judgments not otherwise constituting an Event of Default;

(xviii)    Indebtedness of any Borrower or any Domestic Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (xx) below; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (xviii) shall not exceed $5,000,000 at any time outstanding;

(xix)       Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Equity Interests of Parent in an amount not to exceed $1,000,000 at any time outstanding; and

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(xx)        Refinancings of Indebtedness permitted under this Section 9.2.2.

9.2.3   Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Loan Party to enter into or be a party to, any transaction with any Affiliate of any Loan Party or any holder of any Equity Interests of any Loan Party or any Subsidiary of any Loan Party, including without limitation any management, consulting or similar fees, except:

(i)          in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s or such Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Administrative Agent and are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate or holder of Equity Interests of any Loan Party;

(ii)         transactions expressly permitted by this Agreement or any other Loan Document between a Loan Party or any Subsidiary of a Loan Party and their respective Affiliates, including Section 9.2.6 and Section 9.2.10(xvi)(B); and

(iii)        intercompany Indebtedness expressly permitted hereunder and repayment of intercompany indebtedness expressly permitted hereunder.

9.2.4   Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Loan Party to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(i)          Liens at any time granted in favor of Administrative Agent securing the Obligations;

(ii)         Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 9.1.11 hereto, if such Lien would not reasonably be expected to materially adversely affect Administrative Agent’s rights or the priority of Administrative Agent’s Lien on any Collateral;

(iii)        Liens arising in the ordinary course of the business of any Loan Party or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Loan Party or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Loan Party or any of its Subsidiaries;

(iv)        Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(v)         such other Liens as appear on Schedule 9.2.4 hereto;

(vi)        Liens incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work-in-progress advances and other similar obligations not incurred in connection with Funded Debt;

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(vii)       reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Loan Party or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of any Loan Party’s or such Subsidiary’s business;

(viii)      judgment Liens that do not give rise to an Event of Default under subsection 11.1.13;

(ix)         Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of presenting the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(x)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business of any Loan Party and any Subsidiary thereof;

(xi)         Liens on insurance premiums securing Indebtedness permitted under Section 9.2.2(xii);

(xii)       deposits to secure the performance of bids, trade contacts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(xiii)       non-exclusive licenses or sublicenses of intellectual property granted by any Loan Party in the ordinary course of business

(xiv)      Liens in the nature of the right of setoff, refund or chargeback in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;

(xv)       rights of set-off or customary bankers’ Liens upon deposit account in favor of banks or other depositing institutions; and

(xvi)      Liens only on the assets securing Indebtedness permitted pursuant to Section 9.2.2(xviii).

9.2.5   Payments of Certain Debt and Amendments of Certain Agreements.

(i)          Make or permit any Domestic Subsidiary of any Loan Party to make any payment of any part or all of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof;

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(ii)         amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof;

(iii)        make any prepayment of principal on account of the Convertible Note;

(iv)        amend or modify the Convertible Note Documents which would have the result of (i) increasing the principal amount or interest rate thereunder, (ii) shortening the maturity date thereof, (iii) expediting the amortization of the principal balance thereunder, (iv) increasing in any other material respect any monetary obligations of the Loan Parties, or (v) granting of a security interest in any assets of the Loan Parties as security for the Convertible Note Documents.

9.2.6   Distributions. Declare or make, or permit any Domestic Subsidiary of any Loan Party to declare or make, any Distributions, except for:

(i)          Distributions by any Subsidiary of a Loan Party to a Loan Party;

(ii)         Distributions paid solely in Equity Interests of a Loan Party or any of its Subsidiaries;

(iii)        Distributions by the Loan Parties to Parent in amounts necessary to permit Parent to repurchase Equity Interests of Parent from employees of any Loan Party or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed $500,000 in any fiscal year;

(iv)        Distributions to be made pursuant to the Parent's stock repurchase plan in effect as of the Closing Date; provided however, if as of the date of any proposed Distribution pursuant to this subclause (iv), there are outstanding any Loans and/or Letters of Credit, the Payment Conditions shall be satisfied at the time such Distribution is made, and the Borrower Representative shall have certified to Agent in writing (with supporting calculations) that Borrowers shall have Availability equal to the greater of (x) $7,500,000 and (y) 25% of the Line Cap for five (5) consecutive Business Days thereafter; and

(v)         other Distributions not provided for in any other clause of this subsection 9.2.6 so long as the Payment Conditions are satisfied at the time such Distribution is made.

9.2.7   Capital Expenditures. Make Capital Expenditures which, in the aggregate, as to the Loan Parties and all of their Subsidiaries, exceed $7,500,000 during any fiscal year.

9.2.8   Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Loan Party to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale-and-leaseback transaction, to or in favor of any Person, except for:

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(i)          sales, transfers and dispositions of Inventory in the ordinary course of business;

(ii)         sales, transfers and dispositions of Property to a Loan Party by a Loan Party or a Subsidiary of a Loan Party;

(iii)        sales, transfers and dispositions (including abandonment) of Property that is substantially worn, damaged, uneconomic or obsolete or resulting from any casualty or other insured damage to or any taking under power of eminent domain or by condemnation or similar proceeding;

(iv)        sales, transfers and dispositions of Accounts which are not Eligible Accounts in connection with the compromise, settlement or collection thereof;

(v)         dispositions of Cash Equivalents;

(vi)        licenses of Intellectual Property granted in the ordinary course of business;

(vii)       the lapse of immaterial Intellectual Property that is no longer useful to its business;

(viii)      the termination, surrender or sublease of a real estate lease in the ordinary course of business;

(ix)         other dispositions expressly authorized by this Agreement;

(x)          granting of Liens to the extent permitted under Section 9.2.4; and

(xi)         so long as no Event of Default exists and is continuing, other dispositions not provided for in any other clause of this subsection 9.2.8 in an amount not to exceed $250,000 in the aggregate during any consecutive twelve-month period.

9.2.9    Equity Interests of Subsidiaries. Permit any of their Subsidiaries to issue any additional Equity Interests except to a Loan Party or other Subsidiary of a Loan Party or to the extent required under Applicable Law.

9.2.10  Investments. Make or have, or permit any Subsidiary of any Loan Party to make or have, any investment in cash or by delivery of Property to any Person, whether by acquisition of Equity Interests, Indebtedness or other obligation or by loan, advance or capital contribution, or otherwise, except:

(i)          investments by a Loan Party in another Loan Party;

(ii)         investments in Cash Equivalents;

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(iii)        transactions permitted under subsection 9.2.1 of this Agreement;

(iv)        salary advances, travel expense advances, advances against commissions and other similar advances to employees in the ordinary course of business;

(v)         extensions of trade credit in the ordinary course of business;

(vi)        deposits with financial institutions permitted under this Agreement;

(vii)       prepaid expenses;

(viii)      intercompany loans from (a) a Loan Party to another Loan Party, or (b) a Subsidiary that is not a Loan Party to a Loan Party;

(ix)         advances to vendors in the ordinary course of business consistent with past practices in the aggregate amount not to exceed $2,000,000 in the aggregate for all such advances outstanding at any time;

(x)          investments existing on the date hereof and listed on Schedule 9.2.10 hereto;

(xi)         investments constituting deposits described in clauses (vi) and (xii) of Section 9.2.4 or made to a landlord in the ordinary course of business to secure or support obligations of a Loan Party under a lease of real property;

(xii)        deposit accounts maintained in the ordinary course of business in compliance with this Agreement;

(xiii)       investments received in connection with the disposition of assets permitted by Section 9.2.8;

(xiv)      notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(xv)       non-cash investments consisting of loans to officers, directors and employees, all of the proceeds of which are used by such Persons to purchase simultaneously Equity Interests issued by Parent, to the extent otherwise permitted under this Agreement and not exceeding $1,000,000 in the aggregate at any time outstanding;

(xvi)      investments in (A) joint ventures not to exceed $5,000,000 in the aggregate at any time outstanding, or (B) Subsidiaries that are not Loan Parties not to exceed $25,000,000 in excess of investments existing as of the Closing Date in the aggregate at any time outstanding; provided that, if as of the date of any proposed investment pursuant to this subclause (xvi), there are outstanding any Loans and/or Letters of Credit, the Payment Conditions shall be satisfied at the time such investment is made, and the Borrower Representative shall have certified to Agent in writing (with supporting calculations) that Borrowers shall have Availability equal to the greater of (x) $7,500,000 and (y) 25% of the Line Cap for five (5) consecutive Business Days thereafter;

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(xvii)     other investments not to exceed $1,000,000 in the aggregate at any time outstanding,

(xviii)    investments (A) taken in connection with the settlement of accounts or the bankruptcy or restructuring of Account Debtors of the Loan Parties or their Domestic Subsidiaries and (B) deposits, prepayments and other credits to suppliers, in each case with respect to the foregoing clauses (A) and (B) made in the ordinary course of business and consistent with past practice;

(xix)       Permitted Acquisitions; and

(xx)        other investments not provided for in any other clause of this subsection 9.2.10 (including for sake of clarity, investments by Parent to repurchase outstanding Equity Interests) so long as the Payment Conditions are satisfied at the time such investment is made.

9.2.11  Tax Consolidation; Accounting Changes. File or consent to the filing of any consolidated income tax return with any Person other than Parent, the Loan Parties and the Subsidiaries of the Loan Parties, or modify the accounting principles in effect as of the Closing Date.

9.2.12  Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of their Domestic Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be) in any manner which is adverse to the interests of Administrative Agent or Lenders.

9.2.13  Fiscal Year End. Change, or permit any Subsidiary of any Loan Party to change, its fiscal year end.

9.2.14  Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.2.14; (b) a Restrictive Agreement relating to secured Indebtedness permitted hereunder, if such restrictions apply only to the collateral for such Indebtedness; and (c) customary provisions in leases, Licenses and other contracts restricting assignment thereof.

9.2.15  OFAC. (i) Become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of such Section 2, or (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

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9.2.16  Reserved.

9.2.17  Conduct of Business. As to any Loan Party, engage in any business, other than the business of any Loan Party as conducted on the Closing Date and any business reasonably related, ancillary or complementary to the business in which any Loan Party is engaged on the date hereof.

9.3          Specific Financial Covenant.

9.3.1  Financial Covenant. During the Term, and thereafter for so long as there are any Obligations outstanding (other than indemnity Obligations for which no claim has been made), upon the occurrence of a Covenant Trigger Event (in which case the following covenants shall be immediately tested as of the most recently ended fiscal month for which financial statements were required to be delivered pursuant to subsection 9.1.3(i), (ii), or (iii)) and for so long as a Covenant Trigger Event shall be continuing, the Loan Parties covenant that they shall comply with all of the following financial covenant:

(i)          Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated on a trailing 12 month basis for any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
On the last day of each month	1.10 to 1.0

SECTION 10. CONDITIONS PRECEDENT

10.1        Initial Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Administrative Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make the Loans, nor shall Issuing Bank be required to issue any Letter of Credit to be made or issued on the Closing Date unless and until each of the following conditions has been and continues to be satisfied or waived by Majority Lenders:

10.1.1   Documentation. Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Administrative Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Administrative Agent and its counsel.

10.1.2   Availability. Administrative Agent shall have determined that immediately after Lenders have made the initial Loans and after Administrative Agent has issued or procured the initial Letters of Credit contemplated hereby, and the Loan Parties have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the Closing Date Transactions, and has reserved an amount sufficient to pay all trade payables greater than sixty (60) days past due, Availability shall not be less than $10,000,000.

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10.1.3   No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Closing Date Transactions.

10.1.4   Material Adverse Effect. As of the Closing Date, since February 29, 2016, there has not been any material adverse change in the business, assets, financial condition, income, performance or operations of any Loan Party and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

10.1.5   UCC Filings and Lien Perfection. Administrative Agent shall have received acknowledgments of all filings, notifications or recordations necessary to perfect its Liens in the Collateral, as well as UCC, intellectual property and other Lien searches and other evidence satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens. Administrative Agent shall have received all possessory collateral required to be delivered to Administrative Agent pursuant to the Loan Documents, duly endorsed in a manner satisfactory to Administrative Agent indicating Administrative Agent’s security interest therein.

10.1.6   Officer’s Certificate. Administrative Agent shall have received a certificate, in form and substance satisfactory to it, from a duly authorized officer of the Loan Parties certifying that (a) the Loan Parties and their respective Subsidiaries, taken as a whole, are now and, after giving effect to the initial Loans to be made and the initial Letters of Credit to be issued hereunder and the consummation of each other Closing Date Transaction, will be, Solvent; (b) no Default or Event of Default exists or would result after giving effect to the Closing Date Transactions; (c) the representations and warranties set forth in Section 8 are true and correct; (d) the Loan Parties have complied with all agreements and conditions to be satisfied by them under the Loan Documents, and (e) the Loan Parties are in pro forma compliance with the Fixed Charge Coverage Ratio.

10.1.7   Resolutions, Organizational Documents, Incumbency Certificate. Administrative Agent shall have received a certificate of a duly authorized officer of each Loan Party, certifying (1) that attached copies of such Loan Party’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown, (2) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (3) to the title, name and signature of each Person authorized to sign the Loan Documents. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

10.1.8   Legal Opinion. Administrative Agent shall have received a written opinion of Dentons US LLP, counsel to the Loan Parties, each in form and substance satisfactory to Administrative Agent.

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10.1.9   Good Standing Certificates. Administrative Agent shall have received copies of the charter documents of each Loan Party, certified as appropriate by the Secretary of State or another official of such Loan Party’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of (a) such Loan Party’s jurisdiction of organization and (b) each jurisdiction where such Loan Party’s conduct of business or ownership of Property necessitates qualification, except where failure to maintain such qualification could not reasonably be expected to result in a Material Adverse Effect.

10.1.10  Insurance. Administrative Agent shall have received evidence of the insurance and additional insured, loss payee and other endorsements required hereunder and under the other Loan Documents, and certificates of such insurance policies and/or endorsements naming Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent.

10.1.11  Due Diligence and Financial Statements. Administrative Agent shall have completed its business, financial and legal due diligence of Loan Parties, including:

(i)          Administrative Agent or its Affiliates shall have conducted a field examination of the Loan Parties’ assets, liabilities, cash management systems, books and records, and the results of such field examination shall be reasonably satisfactory to Administrative Agent in all respects;

(ii)         Administrative Agent shall have received appraisals conducted on the Inventory of the Loan Parties, and the results of such appraisals shall be reasonably satisfactory to Administrative Agent in all respects.

(iii)        Administrative Agent shall have received true and complete copies of the Convertible Debt Documents.

10.1.12  Payment of Fees. The Loan Parties shall have paid all fees and expenses, including the reasonable and documented fees and expenses of legal counsel, to be paid to Administrative Agent and Lenders on the Closing Date.

10.1.13  Borrowing Base Certificate/Projections. Collateral Agent shall have received a Borrowing Base Certificate prepared as of the Closing Date or as of such other date as Collateral Agent may elect, and Administrative Agent shall have received month by month projections for fiscal year 2016 and the first 6 months of fiscal year 2017.

10.1.14  Third Party Waivers and Consents. Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all consents, waivers, acknowledgments and other agreements from third persons (including, without limitation, customs brokers) and Governmental Authorities which Administrative Agent may deem necessary in order to permit, protect and perfect its Lien upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents.

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10.1.15  USA PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.1.16  No Default or Event of Default. No Default or Event of Default shall exist.

10.2        Conditions Precedent to All Loans and Credit Accommodations. No Lender shall be required to make any Loan, nor shall Issuing Bank be required to issue any Letter of Credit unless and until the following conditions are satisfied:

10.2.1   No Default or Event of Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant; and

10.2.2   Representations and Warranties. The representations and warranties of each Loan Party and its Subsidiaries in the Loan Documents shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date or for such changes as provided in Section 8.2).

SECTION 11. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1        Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

11.1.1   Payment of Obligations. The Loan Parties shall fail to pay any of the Obligations hereunder or under any Note (i) consisting of principal on the due date thereof or (ii) consisting of interest, fees or any other amount, within three (3) days after the due date thereof (in each instance, whether due at stated maturity, promptly following demand, upon acceleration or otherwise).

11.1.2   Misrepresentations. Any representation, warranty or other statement made or furnished to Administrative Agent or any Lender by or on behalf of any Loan Party in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 8.2 hereof.

11.1.3   Breach of Covenants.

(i)          Any Loan Party shall fail or neglect to perform, keep or observe any covenant contained in any of the following Sections or subsections: 6.3 (Lien Perfection; Further Assurances), 7.1.1 (Location of Collateral), 7.2.4 (Maintenance of Blocked Accounts), 7.2.5 (Collection of Accounts; Proceeds of Collateral), 9.1.1 (Visits and Inspections; Lender Meeting), 9.1.4 (Borrowing Base Certificates), 9.1.9 (Deposit and Brokerage Accounts), 9.1.10 (Use of Proceeds), 9.1.13 (Preservation of Existence), 9.2 (Negative Covenants), or 9.3 (Specific Financial Covenants) hereof on the date that the Loan Parties are required to perform, keep or observe such covenant.

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(ii)         Any Loan Party shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) or any other Loan Document and such failure is not cured to Administrative Agent’s satisfaction within a period of (A) three (3) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of the following Sections or subsections: 3.8 (Field Exams; Appraisals), 6.2 (Other Collateral), 7.1.2 (Insurance of Collateral), 9.1.2 (Notices), 9.1.3 (Financial Statements), 9.1.7 (Projections), or (B) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1.3(i) or (ii)(A) hereof) or any other Loan Document.

11.1.4   Other Defaults. There shall occur any default or event of default on the part of any Loan Party under any agreement, document or instrument to which such Loan Party is a party or by which such Loan Party or any of its Property is bound, evidencing or relating to (a) any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $1,000,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof or (b) the Convertible Debt Documents.

11.1.5   Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the tangible Collateral having a fair market value in an amount which is equal to that amount which is 20% of Availability calculated as of the date of such loss, theft, damage or destruction, if not fully covered (subject to such deductibles and self-insurance retentions as Administrative Agent shall have permitted) by insurance.

11.1.6   Insolvency and Related Proceedings. An Insolvency Proceeding is commenced by a Loan Party; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Loan Party; or an Insolvency Proceeding is commenced against a Loan Party and such Loan Party consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Loan Party, the petition is not dismissed within sixty (60) days after filing, or an order for relief is entered in the proceeding.

11.1.7   Business Disruption. There shall occur a cessation of a substantial part of the business of any Loan Party which would reasonably be expected to have a Material Adverse Effect; or any Loan Party shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any Loan Party which loss could reasonably be expected to have a Material Adverse Effect; or any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs which injunction, restraint or other prevention could reasonably be expected to have a Material Adverse Effect.

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11.1.8   Change of Control. A Change of Control shall have occurred.

11.1.9   ERISA. A Reportable Event shall occur which, in Administrative Agent’s determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Loan Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Loan Party’s complete or partial withdrawal from such Plan and any such event would reasonably be expected to have a Material Adverse Effect.

11.1.10   Challenge to Agreement. Any Loan Party shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent or this Agreement or any of the other Loan Documents, Obligations or perfection or priority of any Lien granted to Administrative Agent shall cease to actually be legal and enforceable (other than as a result of any action or inaction by Administrative Agent or any Lender).

11.1.11   Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor or shall repudiate such Guarantor’s liability thereunder or shall be in default thereunder following the expiration of any cure or grace periods set forth therein.

11.1.12   Criminal Forfeiture. Any Loan Party shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Loan Party.

11.1.13   Judgments. Any money judgment, writ of attachment or similar process (collectively, “Judgments”) is issued or rendered against any Loan Party, or any of their respective Property (i) in the case of money judgments, in an amount of $5,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within forty-five (45) days.

11.2        Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Credit Commitments shall, at the option of Administrative Agent or Majority Lenders, be terminated and/or (ii) Administrative Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Administrative Agent or any Lender, and the Loan Parties shall forthwith pay to Administrative Agent the full amount of such Obligations, provided that, upon the occurrence of an Event of Default specified in subsection 11.1.6 hereof, the Revolving Credit Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Administrative Agent or any Lender.

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11.3        Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have and may exercise from time to time the following other rights and remedies:

11.3.1   All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Administrative Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

11.3.2   The right to take immediate possession of the Collateral, and to (i) require each Loan Party and each of its Subsidiaries to assemble the Collateral, at the Loan Parties’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on such premises until sold (and if such premises are owned by any Loan Party or Subsidiary of a Loan Party, the Loan Parties shall not, and shall not permit any of their Subsidiaries to, charge Administrative Agent for such entry and storage).

11.3.3   The right to sell or otherwise dispose of all or any Collateral in its then current condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Administrative Agent, in its sole discretion, may deem advisable. Without limiting the generality of the foregoing, each Loan Party recognizes that (a) the Administrative Agent may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Pharmaceutical Laws, but may be compelled to resort to one or more private sales to a restricted group of purchasers, and in either event, each Loan Party agrees to use commercially reasonable efforts to assist the Administrative Agent in effectuating any such sale, (b) that private sales so made may be at prices and upon other terms less favorable to the seller than if the Collateral were sold at public sales, and (c) that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. Administrative Agent may, at Administrative Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. The Loan Parties agree that ten (10) days’ prior written notice of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Administrative Agent may designate in such notice. Administrative Agent shall have the right to conduct such sales on any Loan Party’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Administrative Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied in accordance with subsection 4.4.2. If any deficiency shall arise, the Loan Parties shall remain jointly and severally liable to Administrative Agent and Lenders therefor.

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11.3.4   Administrative Agent is hereby granted a license or other right to use, without charge, each Loan Party’s and each of its Subsidiaries’ labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Loan Party’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit.

11.3.5   Administrative Agent may, at its option, require the Loan Parties to deposit with Administrative Agent funds equal to 105% of the LC Amount and, if the Loan Parties fail to promptly make such deposit, Administrative Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Credit Loan. Any such deposit or advance shall be held by Administrative Agent as a reserve to fund future drawings against such Letters of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to the Loan Parties.

11.4        Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by the Loan Parties at any time or from time to time, with prior written consent of Administrative Agent and with reasonably prompt subsequent notice to the Loan Parties (any prior or contemporaneous notice to the Loan Parties being hereby expressly waived) to setoff and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to a Loan Party or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations. Except with respect to setoff amounts applied to Product Obligations, any Lender exercising a right to setoff shall, to the extent the amount of any such setoff exceeds its Pro Rata Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Percentages. Each Loan Party agrees, to the fullest extent permitted by law, that any Lender may exercise its right to setoff with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Administrative Agent for the benefit of all Lenders in accordance with the Pro Rata Percentages.

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11.5        Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of the Loan Parties contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Administrative Agent or any Lender or contained in any other agreement between any Lender and the Loan Parties or between Administrative Agent and the Loan Parties heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Loan Parties herein contained. The failure or delay of Administrative Agent or any Lender to require strict performance by the Loan Parties of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from the Loan Parties to Administrative Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by the Loan Parties under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent and directed to the Loan Parties.

SECTION 12. AGENTS

12.1        Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent and Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agents shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, the Loan Parties. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), each Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), whenever such instruction shall be requested by such Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided that each Agent shall be fully justified in failing or refusing to take any action which exposes such Agent to any liability or which is contrary to this Agreement, the other Loan Documents or Applicable Law, unless such Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If any Agent seeks the consent or approval of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, such Agent shall send notice thereof to each Lender and shall notify each Lender at any time that Majority Lenders (or such greater or lesser number of Lenders) have instructed such Agent to act or refrain from acting pursuant hereto.

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12.2        Agents’ Reliance, Etc. Neither Agent nor any of its respective Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent and its Related Parties: (i) may treat each Lender party hereto as the holder of Obligations until such Agent receives written notice of the assignment or transfer of such Lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond such Agent’s customary practices in respect of loans in which such Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Loan Parties, to inspect the property (including the books and records) of the Loan Parties, to monitor the financial condition of the Loan Parties or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by such Agent upon the instructions of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement) pursuant to Section 12.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 4 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable, e-mail transmission or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless such Agent has actual knowledge of the Event of Default, has received notice from the Loan Parties or the Loan Parties’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

12.3        Citizens and Affiliates. With respect to its commitment hereunder to make Loans, Citizens shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include Citizens in its individual capacity as a Lender. Citizens and its Affiliates may lend money to, and generally engage in any kind of business with, the Loan Parties, and any Person who may do business with or own Equity Interests of any Loan Party, all as if Citizens were not an Agent and without any duty to account therefor to any other Lender.

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12.4        Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. No Agent shall have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding the Loan Parties.

12.5        Indemnification. Lenders agree to indemnify Agents (to the extent not reimbursed by the Loan Parties), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by such Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly following demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by the Loan Parties. If after payment and distribution of any amount by any Agent to Lenders, any Lender or any other Person, including the Loan Parties, any creditor of any Loan Party, a liquidator, administrator or trustee in bankruptcy, recovers from such Agent any amount found to have been wrongfully paid to such Agent or disbursed by such Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse such Agent for all such amounts. The obligations of Lenders under this Section 12.5 shall survive the payment in full of all Obligations and the termination of this Agreement.

12.6        Rights and Remedies to Be Exercised by Administrative Agent Only. Each Lender agrees that, except as set forth in Section 11.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

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12.7        Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies each Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by any Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by any Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Administrative Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of this Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if the Loan Parties certify to Administrative Agent that the sale or disposition is made in compliance with subsection 9.2.8 hereof (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default; or (v) if approved, authorized or ratified in writing by Administrative Agent at the direction of all Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to each Agent in this Section 12.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given each Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to any Lender.

12.8        Resignation of Agent; Appointment of Successor. Each Agent may resign as Administrative Agent or Collateral Agent by giving not less than thirty (30) days’ prior written notice to Lenders and the Loan Parties. If Administrative Agent shall resign under this Agreement, then, (i) subject to the consent of the Loan Parties (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor Administrative Agent for Lenders or (ii) if a successor Administrative Agent shall not be so appointed and approved within the thirty (30) day period following Administrative Agent’s notice to Lenders and the Loan Parties of its resignation, then Administrative Agent shall appoint a successor agent who shall serve as Administrative Agent until such time as Majority Lenders appoint a successor agent, subject to the Loan Parties’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Administrative Agent and the term “Administrative Agent” shall mean such successor effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If Collateral Agent shall resign under this Agreement, then Administrative Agent shall assume the rights, powers and duties of Collateral Agent hereunder; provided, that, Administrative Agent may, in its discretion, appoint another Lender as the successor Collateral Agent, in which case such successor Collateral Agent shall assume the rights, powers and duties of Collateral Agent hereunder. After the resignation of any Agent hereunder, the provisions of this Section 12 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

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12.9        Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

(i)          is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of such Agent;

(ii)         expressly agrees and acknowledges that Agents (i) do not make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report;

(iii)        expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records as well as on representations of the Loan Parties’ personnel;

(iv)        agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 13.14; and

(v)         without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (a) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any loan or other obligation of the Loan Parties; and (b) to pay and protect, and indemnify, defend and hold each Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees and expenses) incurred by such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.10       Administrative Agent’s Right to Purchase Commitments. Administrative Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for Administrative Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

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SECTION 13. MISCELLANEOUS

13.1        Power of Attorney. Each Loan Party hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact) exercisable following the occurrence of an Event of Default and during the continuance thereof, solely with respect to the matters set forth in this Section 13.1, and Administrative Agent, or Administrative Agent’s agent, may, without notice to any Loan Party and in any Loan Party’s or Administrative Agent’s name, but at the cost and expense of the Loan Parties:

13.1.1   At such time or times as Administrative Agent or such agent, in its sole discretion, may determine, endorse any Loan Party’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Administrative Agent or under Administrative Agent’s control.

13.1.2   At such time or times upon or after the occurrence and during the continuance of an Event of Default, as Administrative Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Loan Party’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable, and at Administrative Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Loan Party and notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vii) endorse the name of any Loan Party upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Administrative Agent on account of the Obligations; (viii) endorse the name of any Loan Party upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Loan Party’s stationery and sign the name of any Loan Party to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill any Loan Party’s obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

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13.2        Indemnity. Each Loan Party hereby agrees to indemnify each Agent, Issuing Bank and each Lender and their respective Related Parties (each an “Indemnified Person”) and hold each Indemnified Person harmless from and against any liability, loss, damage, suit, action, claim, expense or proceeding ever suffered or incurred by any such Indemnified Person (including reasonable outside attorneys’ fees and out-of-pocket legal expenses subject to the provisions of Section 3.6) arising out of or relating to this Agreement, the other Loan Documents, the Collateral, the Loan Parties’ use of the proceeds of the Loans or the Revolving Credit Commitments, or the Loan Parties’ failure to observe, perform or discharge their duties hereunder, except those found by a final, non-appealable judgment of a court of competent jurisdiction to be resulting from (i) the gross negligence, bad faith or willful misconduct of an Indemnified Person, or (ii) a dispute solely among the Indemnified Parties. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Indemnified Person by any Person under any Environmental Laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of the Loan Parties under this Section 13.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

13.3         Amendment and Waivers.

13.3.1   No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Lenders and the Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall be effective to:

(i)          (a) increase any Lender’s Revolving Credit Commitment, (b) reduce the principal of, interest on, or fees due in respect to any amount payable hereunder to any Lender; or (c) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder to any Lender, in each case, without the written consent of each Lender directly affected thereby;

(ii)         (a) amend the number of Lenders that shall be required for Lenders or any of them to take any action hereunder; (b) except as otherwise expressly permitted herein or in any other Loan Document, release or discharge any Person liable for the performance of any obligations of any Loan Party hereunder or under any of the Loan Documents; (c) amend the definition of the term Majority Lenders; (d) amend this Section 13.3; (e) amend subsection 4.4.2; or (f) except as otherwise expressly permitted herein or in any other Loan Document, release any substantial portion of the Collateral, in each case, without the written consent of each Lender;

(iii)        change any definitions or any other provision in a manner that would alter the nature of the secured position of any Derivative Obligation Provider or its entitlement to a pro rata allocation among Lenders of assets upon termination or acceleration of Obligations, without the written consent of each Lender and Derivative Obligation Provider directly affected thereby; or

(iv)        affect the rights or duties of any Agent, Issuing Bank or Swingline Lender (as applicable) under this Agreement or any other Loan Document, without the written consent of such Agent, Issuing Bank or Swingline Lender (as applicable).

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13.3.2   Notwithstanding the foregoing provisions of this Section 13.3:

(i)          no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) of subsection 13.3.1;

(ii)         technical and conforming modifications to the Loan Documents may be made with the consent of the Loan Parties and Administrative Agent to the extent necessary to integrate any Incremental Revolving Credit Commitments in accordance with Section 2.4; and

(iii)        Administrative Agent and the Loan Parties may amend any Loan Document to correct an obvious, immaterial or administrative error or omission, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document if the same is not objected to in writing by Majority Lenders within five (5) Business Days following receipt of notice thereof; and

13.4        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.5        Right of Sale; Assignment; Participations. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Loan Party, Administrative Agent and each Lender; provided, however, that, no Loan Party may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Loan Party’s rights, title, interests, remedies, powers and duties hereunder or thereunder. The Loan Parties hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth in this Section 13.5; provided, that no such participation, sale, assignment, transfer or other disposition shall be made to an Ineligible Institution.

13.5.1   Sales; Assignments. Each Lender hereby agrees that, with respect to any sale or assignment permitted hereunder (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) with respect to each such assignment to a Person that is not a Lender or an Affiliate of a Lender, (a) Administrative Agent, (b) in the case of assignments of Revolving Credit Commitments, Issuing Bank and Swingline Lender, and (c) in the absence of an Event of Default, Borrower Representative shall have consented thereto, such consent not to be unreasonably withheld or delayed, (iv) the assigning Lender shall pay to Administrative Agent a processing and recordation fee of $3,500; provided, that, Administrative Agent may waive such fee in its discretion, and (v) Administrative Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Credit Commitments assumed by such other Lender.

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13.5.2   Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, except that each Participant shall be entitled to the benefits of Section 3.11 (subject to the requirements and limitations therein, including the requirements of subsection 3.11.3 (it being understood that the documentation required under subsection 3.11.3 shall be delivered to the originating Lender)), subsection 4.1.9 and Section 4.8 to the same extent as if it were a Lender and had acquired its interest by assignment; provided however that such Participant (a) shall be subject to the provisions of subsection 13.5.6 as if it were an assignee and (b) shall not be entitled to receive any greater payment under Section 3.11, subsection 4.1.9 or Section 4.8, with respect to any participation, than its originating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (a) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, its participation interest or (b) extending the final stated maturity of its participation interest or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of its participation interest; provided that the rights described in this subclause (b) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) the Loan Parties and Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (vii) all amounts payable by the Loan Parties hereunder shall be determined as if the originating Lender had not sold any such participation. Each Lender, acting for this purpose as an agent of Borrowers, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 C.F.R. §5f.103-1(c) for the recordation in book entry form of the names and addresses of its Participants and their rights with respect to principal amounts (and stated interest) of each Participant’s interest in the Loans from time to time. The entries in each Participation Register shall be conclusive absent manifest error.

13.5.3   Certain Agreements of the Loan Parties. The Loan Parties agree that (i) they will use their best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 13.14 hereof, such Lender may disclose credit information regarding the Loan Parties to any potential Participant or assignee.

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13.5.4   Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.5.5   Register. Administrative Agent, acting for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation in book entry form of the names and addresses of the Lenders, and the commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by Borrowers, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms of this Agreement. This subsection 13.5.5 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

13.5.6   Replacement of Lenders. If (i) any Lender requests compensation under Section 4.8, or (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, or (iii) any Lender, whose consent is required in connection with any proposed amendment, waiver, or consent hereunder that requires the consent of all Lenders or all affected Lenders and as to which the consent of Majority Lenders is obtained, does not consent to such proposed amendment, waiver, or consent, or (iv) any Lender is a Defaulting Lender, then the Loan Parties may, at their sole expense and effort (including any processing and recordation fee required to be paid in accordance with this Section 13.5), upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.5), all of its interests, rights and obligations under this Agreement to an assignee selected by the Loan Parties that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Loan Parties shall have received the prior written consents of Administrative Agent and, in the event of an assignment of Revolving Credit Commitments, Issuing Bank and Swingline Lender, which consents shall not unreasonably be withheld, (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal, accrued interest and fees) or the Loan Parties (in the case of all other amounts), (c) in the case of any such assignment resulting pursuant to clause (i) or (ii) above, such assignment will result in a material reduction in such compensation or payments, (d) in the case of any such assignment resulting pursuant to clause (iii) above, all such non-consenting Lenders shall be replaced and, at the time of such replacement, each such new Lender consents to the proposed amendment, waiver, or consent and (e) the assignor under an assignment pursuant to this subsection 13.5.6 need not execute an Assignment and Acceptance Agreement. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Loan Parties to require such assignment and delegation cease to apply.

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13.6        Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

13.7        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Any executed counterpart of this Agreement delivered by fax or as a PDF file contained in an e-mail transmission to the other parties hereto shall constitute an original counterpart of this Agreement.

13.8        Notices and Communications.

13.8.1   Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A) If to Administrative Agent:	Citizens Business Capital, a division of Citizens Asset Finance, Inc. 600 Washington Boulevard Stamford, Connecticut 06901 Attention: Mr. Kenneth Wales Phone: [Tel. number] Facsimile: [Fax number]

With a copy to, which copy shall not constitute notice:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attention: Kevin M. Murtagh, Esquire Phone: [Tel. number] Facsimile: [Fax number]

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(B) If to the Loan Parties:	ANI Pharmaceuticals, Inc. 210 Main Street West Baudette, Minnesota 56623 Attention: Stephen Carey, CFO Phone: [Tel. number] Facsimile: [Fax number]

With a copy to, which copy shall not constitute notice:	Dentons US LLP 1221 Avenue of the Americas New York, New York 10020-1089 Attention: Jane A. Meyer, Esquire Phone: [Tel. number] Facsimile: [Fax number]

(C) If to any Lender, at its address indicated on the administrative detail forms delivered to Administrative Agent,

or to such other address as each party may designate for itself by notice given in accordance with this Section 13.8; provided, however, that any notice, request or demand to or upon Administrative Agent or a Lender pursuant to subsection 4.1.1, 4.1.5 or 5.2.2 hereof shall not be effective until received by Administrative Agent or such Lender.

13.8.2   The Platform. Each Loan Party hereby acknowledges that Administrative Agent will make available to the Lenders and Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its Related Parties; provided, however, that in no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

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13.9        Consent. Whenever Administrative Agent’s, Collateral Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Administrative Agent, Collateral Agent, Majority Lenders, or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

13.10       Credit Inquiries. The Loan Parties hereby authorize and permit Administrative Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Loan Party or any of its Subsidiaries.

13.11       Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

13.12       Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

13.13       Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party having or being deemed to have structured or dictated such provision.

13.14       Confidentiality. Each Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 13.14.

13.15       GOVERNING LAW; CONSENT TO JURISDICTION, FORUM AND SERVICE OF PROCESS.

13.15.1         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY APPLICABLE LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

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13.15.2         CONSENT TO JURISDICTION, FORUM AND SERVICE OF PROCESS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY LOAN PARTY, ADMINISTRATIVE AGENT OR ANY LENDER, EACH LOAN PARTY HEREBY CONSENTS AND AGREES THAT THE SUPREME COURT OF NEW YORK COUNTY, STATE OF NEW YORK OR, AT ADMINISTRATIVE AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES ON THE ONE HAND AND ADMINISTRATIVE AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH LOAN PARTY HEREBY WAIVES ANY OBJECTION WHICH ANY LOAN PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE LOAN PARTIES AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF BY A LOAN PARTY OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

13.16       WAIVERS BY THE LOAN PARTIES. EACH LOAN PARTY WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ADMINISTRATIVE AGENT OR ANY LENDER ON WHICH THE LOAN PARTIES MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER ADMINISTRATIVE AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO ADMINISTRATIVE AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ADMINISTRATIVE AGENT TO EXERCISE ANY OF ADMINISTRATIVE AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY APPLICABLE LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LOAN PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT ADMINISTRATIVE AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH THE LOAN PARTIES. EACH LOAN PARTY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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13.17       Advertisement. The Loan Parties hereby authorize Administrative Agent to publish the name and logo of any Loan Party and the amount and transaction details of the credit facility provided hereunder in any “tombstone” or comparable advertisement or other marketing materials which Administrative Agent elects to publish. Upon request of the Administrative Agent, the Loan Parties shall execute and deliver a release form in the form of Exhibit 13.17 hereto.

13.18       Patriot Act Notice. Administrative Agent and Lenders hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding any Loan Party’s management and owners, such as legal name, address, social security number and date of birth.

SECTION 14. CROSS-GUARANTY BY BORROWERS.

14.1        Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 14 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 14 shall be absolute and unconditional, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 14) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof; (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security); (iv) the insolvency of any Loan Party; or (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

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14.2        Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 14 and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

14.3        Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 14 are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

14.4        Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 14.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 14, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 14.4.

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14.5        Election of Remedies. If Administrative Agent or any Lender may, under Applicable Law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 14. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

14.6        Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 14 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under any other provision of this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Administrative Agent and Lenders from such Borrower under this Section 14 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 14.7.

14.7        Contribution with Respect to Guaranty Obligations.

14.7.1   To the extent that any Borrower shall make a payment under this Section 14 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Credit Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

14.7.2   As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 14 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

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14.7.3   This Section 14.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 14.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 14.1. Nothing contained in this Section 14.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

14.7.4   The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Borrowers to which such contribution and indemnification is owing.

14.7.5   The rights of the indemnifying Borrowers against other Loan Parties under this Section 14.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Credit Commitments.

14.8        Liability Cumulative. The liability of Borrowers under this Section 14 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

14.9        Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations hereunder or under the Security Documents in respect of Swap Obligations; provided, that each Qualified ECP Guarantor shall only be liable under this Section 14.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.9, or otherwise hereunder or under the Security Documents, voidable under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 14.9 shall remain in full force and effect until the guarantees in respect of Swap Obligations have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 14.9 constitute, and this Section 14.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Lender for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(Signature Page Follows)

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(Signature Page to Loan and Security Agreement)

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS:

ANI PHARMACEUTICALS, INC.

By:	/s/ Arthur S. Przybyl
	Name:	Arthur S. Przybyl
	Title:	President and Chief Executive Officer

ANIP ACQUISITION COMPANY

By:	/s/ Arthur S. Przybyl
	Name:	Arthur S. Przybyl
	Title:	President and Chief Executive Officer

GUARANTORS:

ANIP PARTNER, LLC

By:	/s/ Arthur S. Przybyl
	Name:	Arthur S. Przybyl
	Title:	President and Chief Executive Officer

AP EUROPEAN HOLDINGS, LLC

By:	/s/ Arthur S. Przybyl
	Name:	Arthur S. Przybyl
	Title:	President and Chief Executive Officer

ANIP CO-OP, LLC

By:	/s/ Arthur S. Przybyl
	Name:	Arthur S. Przybyl
	Title:	President and Chief Executive Officer

CITIZENS BUSINESS CAPITAL, a division of Citizens Asset Finance, Inc., as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Kenneth Wales
	Name:	Kenneth Wales
	Title:	Vice President

CITIZENS BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Kenneth Wales
	Name:	Kenneth Wales
	Title:	Vice President